Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

INTEL CORPORATION,

and

QLOGIC CORPORATION,

Dated as of January 20, 2012

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of January 20, 2012 (this “Agreement”), is entered into by and between Intel Corporation, a Delaware corporation (“Purchaser”), and QLogic Corporation, a Delaware corporation (“Seller”). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Annex A to this Agreement.

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A. Seller is engaged in, among other businesses, the Business.

B. Purchaser and/or one or more of its designees desire to purchase and assume from Seller, and Seller desires to sell and assign to Purchaser and its designees, all of the Purchased Assets and the Assumed Liabilities, on the terms and subject to the conditions set forth herein.

C. As a condition and material inducement to the willingness of Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the employees of Seller listed on Exhibit A (the “Key Employees”) are executing and entering into certain employment arrangements with Purchaser or its designee (the “Employment Agreements”) and non-competition agreements with Purchaser and/or its designee (the “Non-Competition Agreements”), in each case, to become effective upon the Closing.

D. As a condition and material inducement to the willingness of Purchaser to enter into this Agreement, at the Closing, Seller or its applicable Subsidiaries will execute and enter into the other Transaction Documents to which Seller or any of its Subsidiaries is a party.

E. In consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall (and, to the extent necessary, shall cause its Subsidiaries to) sell, convey, transfer, assign and deliver to Purchaser or its designees, and Purchaser and such designees shall acquire from Seller (and any applicable Subsidiaries), free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s and such Subsidiaries’ right, title and interest in and to all of the following properties, assets and rights of any kind, whether tangible or intangible, real or personal, other than the Excluded Assets (collectively, the “Purchased Assets”):

(a) the Contracts listed on Schedule 1.1(a) (such Contracts, the “Assumed Contracts”);

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(b) the Seller Permits listed on Schedule 1.1(b) (such Seller Permits, the “Transferred Permits”) and all pending applications or renewals thereof;

(c) the Leases listed on Schedule 1.1(c), including the leasehold Improvements in any Leased Real Property leased under such listed Leases;

(d) all Inventory (other than the Non-U.S. Consignment Inventory) (the “Purchased Inventory”);

(e) all Registered Seller Intellectual Property and Assigned Technology;

(f) the Systems listed on Schedule 1.1(f), provided that such Systems and such Seller Assigned Intellectual Property (or portions thereof) shall, as mutually agreed and to the extent reasonably possible, be made available to Purchaser for downloading through a secure FTP site or otherwise electronically;

(g) all copies of all books, files, papers, databases, information systems, documentation and records (whether in paper or electronic form) to the extent necessary for or primarily related to the Business, the Purchased Assets or the Assumed Liabilities, subject to Seller retaining (i) copies or originals of any of the same to the extent they do not solely relate to the Business, if and as Seller so chooses, and (ii) copies or originals of any of the same to the extent they solely relate to the Business to the extent that Seller is required by Applicable Law to retain such copies or originals or for which Purchaser provides prior written consent for such retention;

(h) all supplies, sales literature, catalogues, brochures, promotional literature, customer, supplier and distributor lists, art work, other marketing materials, telephone and fax numbers and purchasing records to the extent necessary for or primarily related to the Business;

(i) to the extent necessary for or primarily related to the Business, all customer files and other customer information related to all customers of the Business;

(j) all other Personal Property primarily related to the Business as currently conducted consistent with past practice, including any equipment and any services or maintenance Contracts with the manufacturers of any such Personal Property and any Software, programs and databases used to operate such Personal Property and including all of the Personal Property listed on Schedule 1.1(j);

(k) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind to the extent related to the Business in favor of Seller, any of its Subsidiaries or the Business, against any Person, including any Encumbrances or other rights to payment or to enforce payment in connection with warranty claims against suppliers to the extent related to the Purchased Assets, and the right to enforce all Intellectual Property Rights included in the Purchased Assets and the right to sue (and seek and retain damages) for infringement, misappropriation or other violation (including past infringement, misappropriation or other violation) of such Intellectual Property Rights;

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(l) the assets, properties and rights set forth on Schedule 1.1(l); and

(m) all rights under the purchase orders of the Business that are outstanding as of the Closing Date (the “Purchase Orders”).

Section 1.2 Excluded Assets. The Purchased Assets shall not include, and Seller shall retain, all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal, of Seller and all of its Subsidiaries other than the Purchased Assets, including the following (collectively, the “Excluded Assets”):

(a) the properties, assets and rights in existence on the Closing Date that are listed on Schedule 1.2(a);

(b) all Cash;

(c) all bank and other depositary accounts of Seller or its Subsidiaries;

(d) all Accounts Receivable;

(e) all rights of Seller in any real property, including any real property leases, not included in the Purchased Assets;

(f) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of Seller or any of its Subsidiaries against any Person to the extent related to any Excluded Asset or Excluded Liability;

(g) all personal property, equipment and inventory of Seller not included in the Purchased Assets, including the Non-U.S. Consignment Inventory;

(h) rights under Contracts to which Seller or any of its Subsidiaries is a party to the extent that such Contracts relate to the sale or delivery of the Non-U.S. Consignment Inventory;

(i) all assets of all Employee Plans;

(j) all personnel, employee compensation, medical and benefits and labor relations records relating to Employees; provided, however, that copies of all such records relating to the Transferred Employees individually or in the aggregate (but excluding any such records that are applicable generally to Employees of the Seller and its Subsidiaries), shall be delivered to Purchaser unless disclosure of such records would be prohibited by applicable privacy or data protection Laws without the individual’s consent;

(k) all losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes of Seller that constitute Excluded Liabilities; and

(l) all insurance policies.

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Section 1.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, from and after the Closing, Purchaser shall or shall cause its applicable Subsidiary to assume, satisfy and discharge when due the Assumed Liabilities. Except as otherwise set forth in this Agreement or any of the other Transaction Documents, Purchaser shall not assume or be deemed to have assumed any Liabilities of Seller or its Subsidiaries (or any predecessor owner of all or part of Seller’s or its Subsidiaries’ business or assets), including those Liabilities that would become Liabilities of Purchaser as a matter of Applicable Law in connection with this Agreement, the other Transaction Documents and the Transactions, other than the Assumed Liabilities. “Assumed Liabilities” means the Liabilities specifically identified on Schedule 1.3.

Section 1.4 Excluded Liabilities. “Excluded Liabilities” means any and all Liabilities of Seller or any of its Subsidiaries other than the Assumed Liabilities, including:

(a) subject to Section 5.9, all Liabilities of Seller or any of its Subsidiaries related to the operation of the Business and all other businesses carried on by Seller or its Subsidiaries on or prior to the Closing;

(b) all Seller Employee Liabilities;

(c) all accounts payable, trade payables and similar Liabilities or accruals (whether current or non-current) of Seller or any of its Affiliates;

(d) all Transaction Expenses, all Indebtedness, all Taxes of Seller or any of its Subsidiaries (other than Taxes allocated to Purchaser under Sections 5.4(a) or 5.4(b)) for any taxable period, all Liability for Taxes arising from or attributable to the operation of the Business or the use or ownership of the Purchased Assets or Seller Licensed Intellectual Property for all taxable periods (or portions thereof) ending on or prior to the Closing Date (other than Taxes allocated to Purchaser under Section 5.4(b)); and

(e) except as otherwise set forth in this Agreement or any of the Transaction Documents, those Liabilities that would become Liabilities of Purchaser as a matter of Applicable Law in connection with this Agreement, the other Transaction Documents and the Transactions that are not Assumed Liabilities.

Seller shall, and shall cause any successor to, retain and be responsible for (and, to the extent such Excluded Liabilities are Liabilities of any of the Subsidiaries, assume, satisfy and discharge when due) the Excluded Liabilities.

Section 1.5 Consideration; Purchase Price Adjustment.

(a) As consideration for the Purchased Assets and execution of the Transaction Documents, Purchaser shall pay to Seller, in the manner and subject to the adjustments described herein, an amount (the “Purchase Price”) equal to One Hundred and Twenty-Five Million Dollars ($125,000,000) and assume the Assumed Liabilities. For the avoidance of doubt, the Purchase Price is inclusive of any Local Purchase Price further set forth in subsection (b) below.

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(b) At the Closing, Purchaser shall pay Seller, an amount (the “Closing Cash Consideration”) equal to the Purchase Price by wire transfer of immediately available funds to an account to be specified in a written notice delivered by Seller to Purchaser at least five (5) Business Days prior to the Closing; provided, that to the extent that under any Local Sale and Purchase Agreement a Local Purchase Price is to be paid, such Local Purchase Price shall be paid at the Closing in the manner set forth in the applicable Local Sale and Purchase Agreement and the Closing Cash Consideration to be paid at the Closing under subsection (a) above shall be reduced by an amount equal to such Local Purchase Price, as converted to U.S. Dollars in accordance with the applicable Exchange Rate on the seventh (7th) Business Day prior to the Closing Date. The written notice to be delivered by Seller to Purchaser pursuant to the first sentence of this subsection shall set forth the applicable Exchange Rate and the amount of each Local Purchase Price to be paid at the Closing.

(c) Within ten (10) Business Days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Inventory Statement”) in the form set forth on Schedule 1.5(c) setting forth the value of the Purchased Inventory as of the Closing (but determined immediately prior to giving effect to the Transactions) (the “Closing Inventory Value”). The Inventory Statement shall include a worksheet setting forth in reasonable detail how the Closing Inventory Value was calculated. For purposes of determining the Closing Inventory Value, the Purchased Inventory shall each be valued in accordance with the methodology used by Seller in the preparation of the Seller Financial Statements, except that the reserve for excess or obsolete inventory and variance and overhead revaluation shall not be netted against the gross inventory balance.

(d) During the thirty (30) Business Day period following Purchaser’s receipt of the Inventory Statement, Seller shall, at Purchaser’s expense, provide Purchaser and its Representatives with reasonable access during normal business hours, upon reasonable advance notice, to the working papers of Seller and its Representatives relating to the Inventory Statement, and Seller shall cooperate with Purchaser and its Representatives to provide them with other information used in preparing the Inventory Statement reasonably requested by Purchaser and its Representatives, including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of Seller. The Inventory Statement shall become final and binding on the thirtieth (30th) Business Day following delivery thereof, unless prior to the end of such period, Purchaser delivers to Seller written notice of its disagreement (a “Notice of Disagreement”) specifying in reasonable detail the nature and amount of any disagreement. Purchaser shall be deemed to have agreed to all items and amounts in the Inventory Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under subsection (f) below.

(e) During the ten (10) Business Day period following delivery of a Notice of Disagreement by Purchaser to Seller, the parties shall seek in good faith to resolve any differences that they may have with respect to the matters specified therein. During such ten (10) Business Day period, Purchaser shall provide Seller and its Representatives with reasonable access during normal business hours, upon reasonable advance notice, to the working papers of Purchaser and its Representatives relating to such Notice of Disagreement, and Purchaser shall, and shall cause its Representatives to, cooperate with Seller and its

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Representatives to provide them with other information used in the preparation of such Notice of Disagreement reasonably requested by Seller or its Representatives, including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of Purchaser. Any disputed items resolved in writing between Seller and Purchaser within such ten (10) Business Day period shall be final and binding with respect to such items, and if Seller and Purchaser agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder.

(f) If Seller and Purchaser have not resolved all such differences by the end of such ten (10) Business Day period, Seller and Purchaser shall submit, in writing, to PricewaterhouseCoopers or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed in writing by Seller and Purchaser (the “Independent Accounting Firm”), statements detailing their views as to the correct nature and amount of each item remaining in dispute, the amount of the Closing Inventory Value, and the Independent Accounting Firm shall make a written determination as to each such disputed item, the amount of the Closing Inventory Value, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section within the range of the difference between Purchaser’s position with respect thereto and Seller’s position with respect thereto. The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section. Seller and Purchaser shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in any competent court. Subject to the following sentence, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Purchaser and Seller in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative Dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. Notwithstanding the foregoing, the fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Inventory Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(g) The Closing Cash Consideration shall be adjusted downwards by the amount (if any) by which the Closing Inventory Value, as finally determined pursuant to this Section, is less than the Target Closing Inventory Value. The adjustment to the Closing Cash Consideration shall be payable by check or wire transfer of immediately available funds within ten (10) Business Days after the final determination of the Closing Inventory Value in accordance with this Section 1.5.

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Section 1.6 Retention Bonus Pool. Following the Closing, Purchaser will distribute the Retention Bonus Pool to the Transferred Employees in accordance with the terms and conditions set forth on Exhibit B.

Section 1.7 Allocation of Purchase Price.

(a) Allocation. The parties hereto intend that the purchase of the Purchased Assets shall be treated as a taxable transaction for all applicable tax purposes, including for U.S. federal income tax and state income tax purposes. Within ninety (90) days following the Closing, Purchaser and Seller and their respective Affiliates shall agree upon the final allocation of consideration payable pursuant to this Agreement among the Purchased Assets, which allocation shall be in accordance with Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”). If the Purchaser and Seller are not able to agree on the Allocation within ninety (90) days following the Closing, then the Allocation shall be determined by a nationally recognized accounting firm mutually acceptable to Purchaser and Seller. The Allocation shall be conclusive and binding upon Purchaser and Seller for all purposes, and the parties agree that all Tax Returns (including Internal Revenue Service (“IRS”) Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position on a Tax Return that is inconsistent with) the Allocation unless required by the IRS or any other applicable Taxing Authority.

(b) Withholding. Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state or local or non-U.S. tax Law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.8 Non-Transferable Assets.

(a) Notwithstanding the foregoing, if any Purchased Asset is not assignable or transferable (each, a “Non-Transferable Asset”) without a Consent, and any such Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Transferable Asset, and Purchaser or its designee(s) shall not assume Seller’s rights or obligations under such Non-Transferable Asset (and such Non-Transferable Asset shall not be included in the Purchased Assets), and instead Seller shall use commercially reasonable efforts to obtain any such Consent as soon as reasonably practicable after the Closing Date and thereafter Seller shall transfer and assign to Purchaser such Non-Transferable Assets for no additional consideration. Following any such assignment or transfer, such Non-Transferable Assets shall be deemed Purchased Assets for purposes of this Agreement.

(b) After the Closing, Seller shall, at Purchaser’s expense, use commercially reasonable efforts (including making any necessary payments to third parties or otherwise incurring expenses or costs) to provide Purchaser or its designee(s) with all of the rights and benefits of (i) any Non-Transferable Assets after the Closing as if the appropriate Consent had

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been obtained and (ii) any Contract that is not an Assumed Contract that is necessary for the operation of the Business as currently conducted consistent with past practice, including if appropriate, by performing such services under a contract for the benefit of Purchaser. Seller shall advise Purchaser in writing at least three (3) Business Days prior to the Closing with respect to any Assumed Contract which Seller knows or has substantial reason to believe will or may not be assignable or transferable to Purchaser hereunder at the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the disclosure schedule attached hereto (each section of which (i) shall be deemed to qualify any other section or subsection of this Article to which the matter relates, so long as the applicability of such matter to such section is readily apparent on its face and (ii) shall be deemed for all purposes to be part of the representations and warranties made hereunder) (the “Seller Disclosure Schedule”), Seller hereby, upon the execution of this Agreement and at Closing, represents and warrants to Purchaser as follows:

Section 2.1 Organization and Qualification.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of the Purchased Assets owned, leased or operated by it and to carry on the Business as currently conducted, except where the failure of Seller to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the Purchased Assets owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to qualify or be licensed would not reasonably be expected to have a Material Adverse Effect.

(b) A complete and correct list of all Subsidiaries of Seller related to the operation of the Business or the ownership or operation of the Purchased Assets (such Subsidiaries, the “Related Subsidiaries”) and their respective jurisdictions of incorporation or formation is set forth in Section 2.1(b) of the Seller Disclosure Schedule. Each of the Related Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the Applicable Laws of the jurisdiction of its incorporation or formation and has the requisite corporate power and authority to own, lease and operate all of the Purchased Assets owned, leased or operated by it and to carry on the Business as currently conducted, except where the failure of such Related Subsidiary to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Each of the Related Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the Purchased Assets owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to qualify or be licensed would not reasonably be expected to have a Material Adverse Effect.

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Section 2.2 Authority. Seller and its Subsidiaries have all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Seller or any of its Subsidiaries is or, at the Closing, will become a party and to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which Seller or any of its Subsidiaries is or, at the Closing, will become a party, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of Seller or such Subsidiary, as applicable. No other corporate proceedings on the part of Seller or any of its Subsidiaries are necessary to authorize this Agreement and each other Transaction Document, or to consummate the Transactions. This Agreement and each other Transaction Document to which Seller or any of its Subsidiaries is or, at the Closing, will become a party have been or, at the Closing, will be, as the case may be, duly and validly executed and delivered by Seller or such Subsidiary and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the Closing, will constitute the valid, legal and binding obligations of Seller, or such Subsidiary as applicable, enforceable against Seller or such Subsidiary as applicable, in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 2.3 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by Seller or any of its Subsidiaries of this Agreement and each of the Transaction Documents to which Seller or any of its Subsidiaries is or will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Seller or any of its Subsidiaries; (ii) conflict with or violate any Applicable Law; (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, require any consent of or notice to any Person pursuant to, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets pursuant to, or otherwise adversely affect the rights of Seller or any of its Subsidiaries under, or result in the loss of a material benefit under, any Material Contract or Seller Permit, except, in each case, as would not be material to the Business or the ownership or operation of the Purchased Assets.

(b) The execution, delivery and performance by Seller or any of its Subsidiaries of this Agreement and each of the Transaction Documents to which Seller or any of its Subsidiaries is or will be a party, and the consummation of the Transactions by Seller and its Subsidiaries do not, and the performance of this Agreement by Seller and its Subsidiaries will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for such performance or in order to prevent the termination of any right, privilege, license or qualification of Seller or any of its Subsidiaries, except for any filings

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required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and under any other applicable antitrust, competition, trade regulation or merger control Law (together with the HSR Act, the “Antitrust Laws”).

Section 2.4 Compliance with Applicable Law; Permits.

(a) With respect to the conduct or operation of the Business and the ownership or use of the Purchased Assets, (i) Seller and each of its Subsidiaries are, and have been, in compliance with all Applicable Laws in all material respects, (ii) neither Seller nor any of its Subsidiaries has received any written notice, Order, complaint or other communication that Seller or any of its Subsidiaries has any material Liability under any Applicable Law which has not been fully discharged or extinguished, or that Seller or any of its Subsidiaries is not, or has not been, in material compliance with any Applicable Law and, to the Knowledge of Seller, there is no reasonable basis therefor, and (iii) neither Seller nor any of its Subsidiaries has received any written notice of, and, to the Knowledge of Seller, there has not occurred, is not pending and is not threatened, any investigation or review by any Governmental Entity with respect to Seller regarding a violation of any Applicable Law by Seller or any of its Subsidiaries, which has subjected, or is reasonably likely to subject, Seller or any of its Subsidiaries to any material Liability and, to the Knowledge of Seller, there is no reasonable basis therefor.

(b) Seller and each of its Subsidiaries are in possession of, and in compliance with all material Permits necessary or appropriate for Seller or its Subsidiaries to lawfully own, lease and operate the Purchased Assets and to lawfully carry on the Business as currently conducted consistent with past practice (the “Seller Permits”), a complete and correct list of which is set forth, as of the date hereof, in Section 2.4(b) of the Seller Disclosure Schedule. Each Transferred Permit is valid and in full force and effect. Neither Seller nor any of its Subsidiaries has received any written notice of, and to the Knowledge of Seller, there has not occurred, is not pending and is not threatened, any suspension, cancellation, modification, revocation or nonrenewal of any Seller Permit which has subjected, or is reasonably likely to subject, Seller or any of its Subsidiaries to any material Liability and, to the Knowledge of Seller, there is no reasonable basis therefor.

Section 2.5 Financial Statements.

(a) Attached as Exhibit C is an unaudited statement of net assets to be sold, a statement of direct revenues and direct operating expenses for the year ended April 3, 2011, and statements of direct revenues and direct operating expenses for the quarters ended July 3, 2011, October 2, 2011 and January 1, 2012 (collectively, the “Seller Financial Statements”). The Seller Financial Statements (i) were prepared in accordance with Seller’s books and records and fairly present in all material respects, the net assets to be sold and the direct revenues and direct operating expenses of the Business for the period covered thereby and (ii) were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), provided that the Seller Financial Statements are subject to normal year-end adjustments and lack notes and other presentation items that may be required by GAAP.

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(b) Seller and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.6 Absence of Changes. Since January 1, 2012: (a) Seller and its Subsidiaries have conducted the Business only in the ordinary course of business consistent with past practice and (b) there has not been any event, condition, circumstance, development, change or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 2.7 Title; Sufficiency.

(a) Seller and its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, are the exclusive legal owners of, and, subject to obtaining the consents set forth on Section 2.7(a) of the Seller Disclosure Schedule, have the unrestricted power and right to sell, assign and deliver the Purchased Assets. The Purchased Assets are free and clear of all Encumbrances of any kind or nature, except (i) Encumbrances disclosed in Section 2.7(a)(i) of the Seller Disclosure Schedule which will be removed and released at or prior to the Closing, and (ii) Permitted Encumbrances. Upon the Closing, Purchaser will acquire good and valid title to or a valid leasehold interest in (as the case may be) the Purchased Assets and no restrictions will exist on Purchaser’s right to resell, license or sublicense any of the Purchased Assets or Assumed Liabilities or engage in the Business as currently conducted.

(b) The Purchased Assets together with Seller Licensed Intellectual Property and the Transition Services will constitute, as of the Closing Date, all of the properties, rights, Contracts, interests and other tangible and intangible assets necessary to enable Purchaser to (i) own and use the Purchased Assets in the manner in which the Purchased Assets have been owned and used in the 12 months prior to the date hereof and are currently being owned and used and (ii) conduct the Business in the manner in which the Business has been conducted in the 12 months prior to the date hereof and is currently being conducted. No licenses or Consents from any other Person are or will be necessary for Purchaser to use any of the Purchased Assets or Seller Licensed Intellectual Property in substantially the manner in which Seller and its Subsidiaries have used such Purchased Assets and Seller Licensed Intellectual Property prior to the Closing or to otherwise operate the Business in the manner in which the Business has been conducted in the 12 months prior to the date hereof and is currently being conducted, except for such licenses and Consents that if not obtained would not, individually or in the aggregate, reasonably be expected to be material to the conduct of the Business or the ownership or operation of the Purchased Assets or Seller Licensed Intellectual Property.

(c) Except for compliance with the terms of the Assumed Contracts set forth on Schedule 1.1(a) and compliance with Applicable Law, no restrictions will exist on

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Purchaser’s right to sell, resell or license any of the Purchased Assets or engage in the Business, nor will any such restrictions be imposed on Purchaser as a consequence of the Transactions, except, in each case, for such restrictions that would not, individually or in the aggregate, reasonably be expected to be material to the conduct of the Business or the ownership or operation of the Purchased Assets or Seller Licensed Intellectual Property.

Section 2.8 Litigation. Neither Seller nor any of its Subsidiaries has received any written notice of, and there is not pending and, to the Knowledge of Seller, is not threatened, any material Action against Seller or any of its Subsidiaries related to the Business, Seller’s or its Subsidiaries’ interest in or use of any of the Purchased Assets, or any Employee of Seller or any of its Subsidiaries in regards to their actions as such with respect to the Business. No Action is pending or, to the Knowledge of Seller, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. Neither Seller nor any of its Subsidiaries has received any written notice of, and to the Knowledge of Seller, there does not exist, any outstanding Order, writ, judgment, injunction, decree, determination or award of, or pending or threatened investigation by, any Governmental Entity against Seller or its Subsidiaries relating to the Business, Seller’s or any of its Subsidiaries’ interest in or use of any of the Purchased Assets, or any of the directors or officers of Seller or any of its Subsidiaries in regards to their actions as such with respect to the Business, or the Transactions. There is no Action related to the Business or the Purchased Assets initiated by Seller or any of its Subsidiaries pending, or which Seller or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 2.9 Employee Benefits.

(a) List of Employee Plans. Section 2.9(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all material Employee Plans. For purposes of this Agreement, “Employee Plan” means:

(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements with or covering (including eligibility to participate) any Business Employee to which Seller or any of its ERISA Affiliates is a party, with respect to which Seller or any of its ERISA Affiliates has or could have any obligation or Liability in respect of any Business Employee (or the dependent or beneficiary thereof) or which are maintained, contributed to or sponsored by Seller or any of its ERISA Affiliates for the benefit of any Business Employee (or the dependent or beneficiary thereof);

(ii) each employee benefit plan for which Seller could incur Liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

(iii) any plan in respect of which Seller could incur Liability under Section 4212(c) of ERISA; and

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(iv) any Contracts between Seller and any Business Employee, including any Contracts relating in any way to a sale of Seller, the Business or the Purchased Assets.

(b) Employee Plans Made Available. Each material Employee Plan is in writing. Seller has furnished to Purchaser a complete and correct copy of each such material Employee Plan (or, in the case of Employee Plans that are subject to ERISA and made available to employees of the Seller and its Subsidiaries generally, summaries of the benefits provided under such plan), provided that, with respect to each International Plan that Purchaser is required to assume pursuant to Applicable Laws and that is set forth on Section 2.9(g) of the Seller Disclosure Schedule, Seller has furnished to Purchaser a complete and correct copy of such International Plan and, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (B) any document comparable to an IRS determination letter issued by a Governmental Entity relating to the satisfaction of any legal requirement necessary to obtain the most favorable tax treatment. Neither Seller nor any of its ERISA Affiliates has any express or implied commitment (A) to create, incur Liability with respect to, or cause to exist any new employment, consulting, termination, or severance contract or agreement with or covering (including eligibility to participate) any Business Employee that would be considered an Employee Plan in which any Business Employee would be eligible to participate or otherwise to receive benefits, (B) to create, incur Liability with respect to, or cause to exist any new employee benefit plan, program or arrangement that would be considered an International Plan in which any Business Employee would be eligible to participate or otherwise to receive benefits, or (C) to modify, change or terminate any Employee Plan that is an employment, consulting, termination, or severance contract or agreement with or covering (including eligibility to participate) any Business Employee, or any International Plan other than with respect to a modification, change or termination required by Applicable Laws.

(c) Multiemployer, Title IV and Other Funded Plans. Neither Seller nor any ERISA Affiliate maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to, a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which Seller or any of its ERISA Affiliates could incur Liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code, with respect to which Purchaser could have any Liability.

(d) Retiree Welfare and Change of Control Plans. No Employee Plan provides for or promises, or has ever provided for or promised, retiree medical, disability or life insurance benefits to any Business Employee (or dependent or beneficiary thereof) or any other Employee, with respect to which Purchaser could have any Liability, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state Law, or, with respect to an International Plan, similar Applicable Laws. Neither the execution of this Agreement and the other Transaction Documents nor the consummation of the Transactions (either together with or upon the occurrence of any additional or subsequent events) will

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constitute an event under any Employee Plan or other Contract, including, for the avoidance of doubt, any national collective agreement applicable to any business employee, that will or may reasonably be expected to result in any payment (including severance or termination pay) or any acceleration, vesting, increase, funding (including the segregation of assets to fund) or provision of benefits thereunder, in each case, to any Business Employee (or any dependent or beneficiary thereof), whether or not any such payment or benefit would be an “excess parachute payment” (within the meaning of Section 280G of the Code), excluding in each case such severance or termination pay or other benefit as required to be provided under Applicable Laws.

(e) Compliance with Law. Each Employee Plan is now and always in the past seven (7) years has been operated in all material respects in accordance with its terms and the requirements of all Applicable Laws, including ERISA and the Code, and with respect to an International Plan, with the requirements prescribed by any and all statutory or regulatory Applicable Laws. Seller and each of its Subsidiaries have performed in all material respects all obligations required to be performed by it and Seller does not have any Knowledge of any default or violation in any material respect by any other party to any Employee Plan. There are no Actions or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened, anticipated or expected to be asserted with respect to any Employee Plan or any related trust or other funding medium thereunder. With respect to non-U.S. entities, Seller and each of its Subsidiaries have in all material respects made all social security contributions (including contributions to all mandatory provident fund schemes) in respect of or on behalf of all their current and former employees in accordance with Applicable Laws.

(f) Determination Letters. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code, and any related trust established in connection with such Employee Plan that is intended to be exempt under 501(a) of the Code, has received a timely favorable determination, advisory and/or opinion letter from the IRS, covering all of the provisions applicable to the Employee Plan for which determination, advisory and/or opinion letters are currently available, that the Employee Plan is so qualified and the related trust is so tax exempt. To the Knowledge of Seller, no fact or event has occurred since the date of such determination, advisory and/or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(g) International Plans. Section 2.9(g) of the Seller Disclosure Schedule lists each material International Plan. For purposes of this Agreement, an “International Plan” means an Employee Plan that is maintained outside the U.S. or is otherwise subject to non-U.S. Laws. With respect to each International Plan, (i) all employer and employee contributions to each International Plan required by Applicable Law or by the terms of such International Plan have been made, except as would not be material, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued; (ii) except as would not be material, the fair market value of the assets of each funded International Plan, the liability of each insurer for any International Plan funded through insurance or the book reserve established for any International Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current

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and former participants under such International Plan, according to the actuarial assumptions and valuations most recently used to determine employer contributions to such International Plan, and the Transactions shall not cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each International Plan required to be registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available.

Section 2.10 Labor and Employment Matters.

(a) List of Employees, Consultants and Service Providers. Section 2.10(a) of the Seller Disclosure Schedule lists each (i) Business Employee who is an employee of Seller or any of its Subsidiaries, including such Business Employee’s name, work location, employing entity, title or position, length of continuous service, base salary or wage rate, status as exempt or non-exempt, and participation in commission, severance, incentive or bonus arrangements, accrued but unused vacation and other paid leave; and (ii) Business Employee currently providing services to Seller or any of its Subsidiaries who is classified as an independent contractor or otherwise classified as a non-employee, including such individual’s compensation; provided that, to the extent applicable privacy or data protection Laws would prohibit the disclosure of certain personally identifiable information without the individual’s consent, Seller may omit such information from Section 2.10(a) of the Seller Disclosure Schedule. No Person listed in Section 2.10(a) of the Seller Disclosure Schedule has given notice to Seller or any of its Subsidiaries of his or her intention to go on leave of absence or terminate his or her employment or services to Seller or any of its Subsidiaries. All such Persons are lawfully entitled to work for Seller or the applicable Subsidiary of Seller without restriction or any visa, permit, export license or consent being required.

(b) Compliance with Laws. With respect to the conduct or operation of the Business and the ownership or use of the Purchased Assets: (i) Seller and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws regarding labor and employment, including those related to employment practices, terms and conditions of employment, wages and hours, including calculation and payment of overtime compensation, employee classification, leaves of absence, collective bargaining, equal opportunity, occupational health and safety, workers’ compensation, immigration, data protection, individual and collective consultation, notice of termination and redundancy and the payment of social security and other Taxes; and (ii) neither Seller nor any of its Subsidiaries has received any demand letters, civil rights charges, suits, drafts of suits, complaints or other written communications related to claims made by any current or former employees or directors, consultants, or other service providers, whether before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers Compensation Appeals Board, or any comparable body outside the U.S., or any other Governmental Entity. There are no disputes, grievances or other Actions related to the Business or the Purchased Assets pending or, to the Knowledge of Seller, threatened in writing, between Seller or any of its Subsidiaries, on the one hand, and any of the Business Employees, on the other hand.

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(c) Unions. With respect to the conduct or operation of the Business and the ownership or use of the Purchased Assets: (i) neither Seller nor any of its Subsidiaries is or has at any time been a party to any collective bargaining agreement, shop agreement, works council agreement, or similar labor union or collective agreement; (ii) no labor strike, industrial dispute, trade dispute or other dispute, slow down or stoppage has occurred, is pending or, to the Knowledge of Seller, threatened or contemplated against Seller or any of its Subsidiaries; and (iii) neither Seller nor any of its Subsidiaries is presently engaged and, during the past three (3) years, has never been engaged in any unfair labor practice (as defined under the National Labor Relations Act or any other Applicable Law) of any nature. None of the Business Employees is or has ever been represented by any labor organization or otherwise covered by any collective bargaining agreement, shop agreement, works council agreement, or similar labor union or collective agreement in connection with their employment by or service to Seller or any of its Subsidiaries, and there are and have been no activities or proceedings of any labor union or any employee or group of employees of Seller or any of its Subsidiaries to organize any of the Business Employees. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for Seller to enter into this Agreement or any other Transaction Document or to consummate any of the Transactions.

(d) WARN Act. Neither Seller nor its Subsidiaries has taken any action during the one (1) year period prior to the date of this Agreement that would constitute a plant closing or mass layoff within the meaning of, or otherwise trigger notice, compensation, or other obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Law regarding redundancies, reductions in force, mass layoffs and plant closings (collectively, the “WARN Act”). No restriction on restructuring exists with respect to the Business Employees.

Section 2.11 Real Property.

(a) Owned Real Property. None of Seller or any of its Subsidiaries has an ownership interest in any real property which is primarily related to the Business.

(b) Leased Real Property.

(i) Section 2.11(b)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all Leased Real Property of Seller and its Subsidiaries and all the related leases, subleases, ground leases, licenses, use agreements and other agreements for the use and occupancy of real property primarily related to the Business to which Seller or any of its Subsidiaries is a party (each, a “Lease” and collectively, the “Leases”). Seller has caused to be delivered to Purchaser (or made available for inspection by Purchaser) true, correct and complete copies of all Leases. Each of the Leases is in full force and effect.

(ii) No Defaults. None of Seller or its Subsidiaries are in material default of any of their obligations under any Lease. To the Knowledge of Seller, neither Seller nor any of its Subsidiaries nor any other party to any Lease is in default of its obligations under its respective Lease.

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(iii) Assignment. Except as set forth on Section 2.3(a) of the Seller Disclosure Schedule, Seller or its Subsidiaries (as applicable) is able to assign and transfer its interest in the Leases to the extent provided in this Agreement to Purchaser at Closing, without the consent of any landlord or payment of any transfer or other fee to any landlord.

(iv) Security. All security deposits, letters of credit and other security made in connection with the Leases are set forth in Section 2.11(b)(iv) of the Seller Disclosure Schedule. With respect to Leases for which Seller or any of its Subsidiaries is the lessor, Seller or such Subsidiary (as applicable) is able to transfer its rights in and to such security deposits, letters of credit and other security made in connection with such Leases to Purchaser at Closing, free and clear of any Encumbrances.

(v) Condition. To the Knowledge of Seller, neither Seller nor any of its Subsidiaries has received written notice that the operation of the Leased Real Property as currently conducted is in violation of any Lease, any applicable building code, zoning ordinance, Contract or other Applicable Law. With respect to each Lease, neither Seller nor its Subsidiaries has any obligation to restore the applicable premises to the condition required under such Lease prior to the expiration or earlier termination of the applicable term.

(vi) Condemnation. To the Knowledge of Seller, neither Seller nor any of its Subsidiaries has received written notice within the 12 month period prior to the date of this Agreement of any pending, or threatened, condemnation proceedings for the taking of all or any portion of any Leased Real Property.

Section 2.12 Environmental Matters.

(a) With respect to the Business and the Purchased Assets, each of Seller and its Subsidiaries is and has at all times been in compliance in all material respects with all applicable Environmental Laws. None of the properties associated with the Business currently or, to the Knowledge of Seller, formerly owned, leased or operated by Seller or any of its Subsidiaries (including soils and surface and ground waters) are contaminated with any Hazardous Substance. With respect to the Business and the Purchased Assets, neither Seller nor any of its Subsidiaries has received any written notice, letter or request for information stating that it may be in violation of Environmental Laws, or liable under any Contract or pursuant to Environmental Laws, for any contamination by Hazardous Substances at any site containing Hazardous Substances, and, to the Knowledge of Seller, there have been no allegations of current or historical material non-compliance with Environmental Laws or Liability under Environmental Laws.

(b) With respect to the Business and the Purchased Assets, Seller and each of its Subsidiaries possess and are in compliance in all material respects with all certificates, registrations, Permits, licenses and other authorizations required under any applicable Environmental Law (“Environmental Permits”). With respect to the Business and the Purchased Assets, none of Seller, any of its Subsidiaries or any of its or their officers has received, nor, to the Knowledge of Seller, is there any basis for, any communication or complaint from a Governmental Entity or other Person alleging that Seller or any of its Subsidiaries has any Liability under any Environmental Law or that it is not in compliance in any material respect

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with any Environmental Law or Environmental Permit, or that there are any circumstances that may render the Business, as currently operated, ineligible for, or unable to renew or extend any Environmental Permit.

(c) With respect to the Business and the Purchased Assets, to the Knowledge of Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that constitute a violation by Seller or any of its Subsidiaries of, or are reasonably likely to prevent or interfere with Seller’s or its Subsidiaries’ future compliance with, any Environmental Laws or Environmental Permits.

Section 2.13 Intellectual Property.

(a) Generally.

(i) Schedule 1.1(e) sets forth a complete and correct list of all Registered Seller Intellectual Property, in each case listing, as applicable, (1) the name of the applicant/registrant and current owner, (2) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (3) the application or registration number, (4) the filing date and issuance/registration/grant date, and (5) the prosecution status.

(ii) Each current or former employee, officer, director, consultant and contractor of Seller or any of its Subsidiaries who is or has been involved in the Business (other than individuals not involved in developing Seller Intellectual Property) has executed and delivered to Seller or the relevant Subsidiary enforceable proprietary information, confidentiality and assignment agreements that require each individual to maintain in confidence all confidential or proprietary information (as defined in such agreements) acquired by them in the course of their employment or service and assign to Seller or such Subsidiary all Intellectual Property Rights created, developed, written, invented, conceived or discovered by such employees, officers, consultants or contractors, as applicable, in the scope of such employment or service and in which they agree not to use or disclose any Trade Secrets of Seller or the applicable Subsidiary except as explicitly authorized by Seller or such Subsidiary. There has been no disclosure by Seller or its Subsidiaries or any of its or their employees, officers, directors, consultants, or contractors of any Trade Secrets included in the Seller Assigned Intellectual Property that would compromise the confidentiality of such Trade Secrets or their status or protectibility under Applicable Law. In each case in which Seller or any of its Subsidiaries has acquired ownership (or claimed or purported to acquire ownership) of any Seller Intellectual Property from any Person, including any employee, officer, director, consultant and contractor of Seller or any Subsidiary, Seller or its applicable Subsidiary has obtained a valid and enforceable assignment sufficient to transfer ownership of and all rights (other than those not assignable under Law) with respect to such Seller Intellectual Property to Seller or such Subsidiary irrevocably. All assignments of Seller Intellectual Property to Seller or any of its Subsidiaries that are or may be required to be filed or recorded in order to cause such assignment to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and any applicable Governmental Entity elsewhere.

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(iii) Neither Seller nor any of its Subsidiaries owes any compensation or remuneration to a current or former employee, officer, director, consultant or contractor in relation to any Seller Intellectual Property (other than amounts owed as part of salaries for any such employees, officers or directors), including with respect to any Patent in the Seller Intellectual Property that is based on an invention of, or Copyright in the Seller Intellectual Property that is based on a work of, any current or former employee, officer, director, consultant or contractor of Seller or its Subsidiaries. There is no Patent, Copyright, or other Intellectual Property Rights included in the Seller Intellectual Property that is owned, exclusively licensed, or otherwise held by a current or former employee, officer, director, consultant or contractor of Seller or its Subsidiaries.

(iv) All of the Seller Registered Intellectual Property is valid, subsisting, and enforceable (other than pending applications thereof), and has not been abandoned or passed into the public domain. Seller or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Seller Assigned Intellectual Property. To the Knowledge of Seller, there are no facts, circumstances, or information that would or reasonably could be expected to render any of the Seller Assigned Intellectual Property invalid or unenforceable. There are no facts, circumstances or information that would or reasonably could be expected to adversely affect, limit, restrict, impair, or impede the ability of Purchaser to use, practice and otherwise exploit the Seller Intellectual Property upon the Closing in the same manner as currently used, practiced and otherwise exploited by Seller and its Subsidiaries. Neither Seller nor any of its Subsidiaries has received any written notice or claim (a) challenging Seller’s or any of its Subsidiaries’ sole and exclusive ownership of any Seller Intellectual Property, or (b) suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto or suggesting that any such Seller Intellectual Property is invalid or unenforceable or otherwise challenging or threatening such Seller Intellectual Property in any way.

(b) Trademarks.

(i) All Trademarks included in the Registered Seller Intellectual Property are currently in compliance with all requirements of Applicable Law (including payment of all applicable registration, renewal, maintenance and other fees and the timely filing of affidavits and other documents necessary for the continued prosecution or maintenance of such Registered Seller Intellectual Property) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the use, priority or enforceability of the Trademark in question, the defenses potentially available to any accused infringer thereof, or the remedies potentially available for infringement thereof.

(ii) No Trademark included in the Registered Seller Intellectual Property has been involved in any opposition or cancellation proceeding in the U.S. Patent and Trademark Office or any corresponding office, department, organization, agency or other Governmental Entity elsewhere, and no such proceeding has been threatened.

(iii) To the Knowledge of the Seller, there has been no prior use by any third party of any Trademark included in the Seller Intellectual Property that confers upon said third party rights that are superior or senior to the rights of Seller and its Subsidiaries in such Trademark, or which could threaten the validity of such Trademark, in any territory.

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(iv) Section 2.13(b)(iv) of the Seller Disclosure Schedule sets forth a complete and correct list of the common law or unregistered Trademarks of Seller and each of its Subsidiaries used in the Business.

(c) Patents. No Patent included in the Registered Seller Intellectual Property has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the U.S. Patent and Trademark Office or any corresponding office, department, organization, agency or other Governmental Entity elsewhere, and to the Knowledge of Seller, no such action has been threatened. No Patent included in the Registered Seller Intellectual Property is subject to any compulsory license.

(d) Copyrights. Neither Seller nor any of its Subsidiaries has taken any action or failed to take any action (including a failure to disclose required information to the U.S. Copyright Office, or any corresponding office, department, organization, agency or other Governmental Entity elsewhere where applicable), or used or enforced (or failed to use or enforce) any Copyrights included in the Seller Assigned Intellectual Property in a manner that would result in (or reasonably be expected to result in) the invalidity or unenforceability of any such Copyright, or that would result in (or reasonably be expected to result in) such Copyright passing into the public domain. Seller and its Subsidiaries have taken all reasonable steps to protect their rights in and to their Copyrights included in the Seller Assigned Intellectual Property.

(e) Trade Secrets. Seller and its Subsidiaries have taken necessary and appropriate steps in accordance with generally-accepted industry standards and Applicable Law, in any event no less than reasonable steps, to protect their rights in, and to safeguard and maintain the secrecy and confidentiality of, the information and materials that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use included in the Seller Assigned Intellectual Property. Other than pursuant to a valid and enforceable confidentiality agreement with respect thereto, neither Seller nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Seller Assigned Intellectual Property, nor has any such Trade Secret been disclosed.

(f) Intellectual Property Agreements.

(i) Section 2.13(f)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all Inbound License Agreements indicating for each the title, effective date, and parties thereto, other than licenses to Seller or any of its Subsidiaries of off-the-shelf Software that is commercially available on reasonable terms to any Person for a license fee, royalty or other consideration of no more than Five Thousand Dollars ($5,000) per copy or user.

(ii) Section 2.13(f)(ii) of the Seller Disclosure Schedule sets forth a complete and correct list of all Outbound License Agreements, indicating for each the title,

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effective date, and parties thereto, other than for (A) non-exclusive licenses for Seller Products granted to customers of Seller or any of its Subsidiaries in the ordinary course of business, (B) distributor or reseller Contracts that provide for no more than a limited right to use Trademarks in the Seller Assigned Intellectual Property solely for the purpose of marketing, selling, licensing or otherwise distributing Seller Products and (C) stand-alone non-disclosure agreements that do no more than grant to third parties limited scope and use rights with respect to the Trade Secrets in the Seller Assigned Intellectual Property for the limited purposes set forth therein and which do not allocate rights materially different than in Seller’s standard form of non-disclosure agreement.

(iii) All Inbound License Agreements and all Outbound License Agreements (together, the “Seller License Agreements”) that are Assumed Contracts are in full force and effect, and enforceable in accordance with their terms. There is no outstanding dispute or disagreement threatened in writing, or, to the Knowledge of Seller, otherwise threatened, with respect to any Seller License Agreement. Complete and correct copies of all Seller License Agreements have been made available to Purchaser. Neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any other party to any Seller License Agreement is in breach or default of such Seller License Agreement.

(iv) There is no Contract, judicial decree, arbitral award or other judgment or requirement made against Seller or any of its Subsidiaries that obligates Seller or any of its Subsidiaries or Purchaser or its Affiliates to grant licenses in the future with respect to any Seller Assigned Intellectual Property.

(v) Neither the execution, delivery and performance of this Agreement, the Transaction Documents and such other agreements, documents and instruments to be executed and delivered after the date hereof, nor the consummation of this transaction will violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under any Seller License Agreement (or give rise to any right with respect to any of the foregoing). Following the Closing Date, Purchaser will have and be permitted to exercise all rights under the Seller License Agreements that are Assumed Contracts (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of third parties embodied in the Seller Intellectual Property) to the same extent that Seller or the applicable Subsidiary would have had, and been able to exercise, had this Agreement, the Transaction Documents and such other agreements, documents and instruments to be executed and delivered after the date hereof not been entered into and this transaction not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller or its Subsidiaries would otherwise have been required to pay. Except as a result of any Contracts, duties or obligations that Purchaser or its Affiliates are subject to prior to the consummation of the transactions contemplated by this Agreement, neither the execution, delivery and performance of this Agreement, the Transaction Documents and such other agreements, documents and instruments to be executed and delivered after the date hereof, nor the consummation of this transaction, nor any Contract to which Seller or any of its Subsidiaries is a party or otherwise bound, will cause or require (or purports to cause or require) Purchaser or any of its Affiliates to (i) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any of Purchaser’s or its Affiliates’ Intellectual Property or Intellectual Property Rights, or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person.

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(vi) Rights in Seller Intellectual Property. Seller or its Subsidiaries solely and exclusively own all right, title and interest in and to (including the sole right to enforce) all items listed on Schedules 1.1(e) or Schedule A-1 and all Seller Intellectual Property purported to be owned by Seller or any of its Subsidiaries, and none of the foregoing has been exclusively licensed to any Person. Seller or one of its Subsidiaries is listed in the records of the appropriate Governmental Entity as the sole owner of each item of Registered Seller Intellectual Property. All Seller License Agreements, to the extent included in the Assumed Contracts, are freely assignable and transferable and shall be assigned and transferred to Purchaser without restriction and without payment of any kind to any third party.

(g) Seller Products and Seller Mask Works. Section 2.13(g) of the Seller Disclosure Schedule sets forth a complete and accurate list of each Seller Product and Seller Mask Work.

(h) No Infringement by Seller. The Business as currently conducted, including the design, development, use, provision, import, branding, advertising, promotion, marketing, manufacture, distribution and sale of any Seller Products, (i) does not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate (and, when conducted by Purchaser immediately following the Closing in the same manner, will not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate) any Intellectual Property Rights of any third party, and (ii) does not constitute (and, when conducted by Purchaser following the Closing in substantially the same manner, will not constitute) unfair competition or trade practices under the Laws of any relevant jurisdiction. No Action has been initiated or is pending, and no written notice of any Action has been received by Seller or any of its Subsidiaries, alleging that Seller or any of its Subsidiaries, or any Seller Product or Seller Assigned Intellectual Property has infringed, misappropriated, diluted, used or disclosed without authorization, or otherwise violated the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Laws of any relevant jurisdiction. Without limiting the foregoing, neither Seller nor any of its Subsidiaries has received any correspondence asking or inviting Seller or any of its Subsidiaries to enter into a Patent or other Intellectual Property Right license or similar agreement, to pay for or obtain a release for Patent or other Intellectual Property Right infringement, or otherwise to enter into other arrangements with respect to the Patents or other Intellectual Property Rights of any other Person relating to the Business.

(i) No Orders. No Seller Intellectual Property is subject to any outstanding Order, judgment, injunction, decree, or stipulation against Seller or any of its Subsidiaries restricting the use, practice, sale, transfer, licensing or exploitation thereof by Seller or any of its Subsidiaries.

(j) No Infringement by Third Parties. During the past six (6) years, neither Seller nor any of its Subsidiaries has instituted, asserted or threatened any Action against any third party with respect to infringement, misappropriation, dilution, use or disclosure without authorization, or other violation of any Seller Assigned Intellectual Property, nor has Seller or

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any of its Subsidiaries issued any written communication inviting any third party to take a license, authorization, covenant not to sue or the like with respect to any Seller Assigned Intellectual Property (other than in connection with licenses granted by Seller or its Subsidiaries in the ordinary course of business consistent with past practice and not related to any infringement or other violation by the licensee or potential licensee).

(k) Software. Section 2.13(k) of the Seller Disclosure Schedule lists all of the Software included in the Seller Products.

(l) Open Source and Related Matters. Section 2.13(l) of the Seller Disclosure Schedule contains a complete and accurate list of all Open Source Technology that is incorporated into, integrated or bundled with, linked with or otherwise used in any Seller Product. None of the Seller Software is used with Open Source Technology in a manner that would require as a condition of use, modification, hosting, and/or distribution of such Seller Software that such Seller Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be redistributed, hosted or otherwise made available at no or minimal charge, or (D) be licensed, sold or otherwise made available on terms that (1) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of such Seller Software or (2) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Seller Software. Seller and its Subsidiaries have taken sufficient steps, including by implementing and enforcing appropriate policies in accordance with industry standards, to identify Open Source Technology used in the Business by Seller or its Subsidiaries.

(m) Performance of Existing Products. Section 2.13(m) of the Seller Disclosure Schedule sets forth all unresolved support calls and all material unresolved documented bugs and sightings as of the date of this Agreement and any other bugs or errors in any Seller Product of which Seller is aware, and the Seller Products perform substantially in accordance with the functional specifications and documentation provided to customers of Seller and its Subsidiaries.

(n) Documentation. Seller and its Subsidiaries have taken reasonable actions to document the Seller Products and the operation thereof, such that the Intellectual Property and other materials comprising such products, including the source code and documentation for any Software incorporated therein or used in connection therewith, have been written in a manner such that they may be understood, modified and maintained by reasonably competent programmers or other applicable personnel.

(o) Standards-Setting Organizations, SIGs, Consortia. Section 2.13(o) of the Seller Disclosure Schedule contains a list of each standards setting organization, university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which Seller or any of its Subsidiaries is currently participating, or in which Seller or any of its Subsidiaries has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Entity (each, a “SIG”) relating to the Business. Neither Seller nor any of its Subsidiaries is bound by, or has agreed to be bound by, any Contract,

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bylaws, policy, or rule of any such listed SIG or working group or other division thereof other than those Contracts, bylaws, policies, and rule that all participants in such listed SIG are required to agree to.

(p) Contaminants. The Software included in the Seller Products is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses and other software or programming routines that permit or cause (or are suspected or known to permit or cause) unauthorized access to, or disruption, modification, recordation, misuse, transmission, impairment, disablement, or destruction of, Software, data, systems or other materials, or that consume resources or alter the operation of any Systems (“Contaminants”).

(q) Systems. The computer, information technology and data processing systems, facilities and services used by or for Seller and its Subsidiaries in connection with the Business, including all Software, hardware, networks, communications facilities, platforms and related systems and services (collectively, “Systems”), are reasonably sufficient for the existing and currently anticipated, as of the date hereof, future needs of Seller and its Subsidiaries, including as to capacity and scalability. The Systems are maintained and in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operations of Seller and its Subsidiaries in all material respects. There are no substantial alterations, modifications or updates to the System intended or currently required by Seller or its Subsidiaries or, to the Knowledge of Seller, that will be required in the near future for the operations of Seller and its Subsidiaries. Seller and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Systems from Contaminants. The Systems, the procedures and processes of Seller and its Subsidiaries for supporting and maintaining the Systems are documented in a commercially reasonable manner that would permit Persons generally skilled in the subject matter of such Systems (including applications therefor) (e.g., personnel experienced in the support of Software, maintenance of network equipment, etc.) to support and maintain such Systems (including applications therefor) in accordance with industry standards and without material disruption or interruption or effect on performance. All Systems listed on Schedule 1.1(f) are owned or rightfully possessed by, operated by and under the control of Seller and its Subsidiaries and are freely transferable and assignable (and, upon Closing, shall be assigned and transferred) to Purchaser without restriction and without payment of any kind to any third party.

(r) Government Contracts. All Seller Intellectual Property, including Seller Software, was developed at private expense by Seller or its Subsidiaries, and no Governmental Entity has obtained, by contract or otherwise, rights in any Seller Intellectual Property, including Seller Software, that will affect (or would reasonably be expected to affect) the commercial value thereof.

Section 2.14 Taxes.

(a) Seller has filed all Tax Returns related to the Business and the Purchased Assets that are required to be filed under Applicable Law in any jurisdiction in which Seller is or

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has been subject to Tax with respect to the Business or the Purchased Assets, and such Tax Returns are complete and correct in all material respects, were prepared in compliance with Applicable Law, and correctly reflect the Liability for Taxes and other information required to be reported thereon.

(b) Seller has paid all Taxes (whether or not shown or required to be shown on any Tax Return and any other tax filings) with respect to the Business and the Purchased Assets that have become due and payable.

(c) Seller has withheld and paid all Taxes related to the Business and the Purchased Assets required to be withheld and paid in connection with any amounts paid or owing to any Person.

(d) There are no Encumbrances for Taxes upon any of the Purchased Assets.

(e) Neither Seller nor any of its Subsidiaries has made, is obligated to make, or will become obligated to make, as a result of any event or series of events connected directly or indirectly with any transaction contemplated herein or under the other Transaction Documents, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof) to any Business Employee. There is no written or unwritten agreement, plan, arrangement or other Contract, including any Employee Plan, by which Seller is bound to compensate, indemnify or otherwise make whole, any Business Employee (or dependent or beneficiary thereof) for additional or excise taxes paid or payable pursuant to Sections 409A, 457A or 4999 of the Code or any costs or Liabilities relating thereto.

(f) No claim has been made by a Taxing Authority where Seller or any of its Subsidiaries does not file a particular type of Tax Return related to the Business, the Purchased Assets or Seller Licensed Intellectual Property that Seller or such Subsidiary is required to file such Tax Return or may be subject to Tax with respect to such Tax Return, nor is there any basis for any such claim.

Section 2.15 Material Contracts.

(a) Section 2.15(a) of the Seller Disclosure Schedule sets forth a list of all Contracts (excluding the Employee Plans set forth on Section 2.9(a) of the Seller Disclosure Schedule) (x) to which Seller or any of its Subsidiaries is a party or, to the Knowledge of Seller, by which Seller or any of its Subsidiaries, or any of the Purchased Assets, is otherwise bound and (y) that are necessary for or primarily related to the Business as currently conducted consistent with past practice or the ownership or operation of the Purchased Assets of the following kinds (each, a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract relating to any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets;

(ii) any Assumed Contract that purports to limit, curtail or restrict the ability of Seller or any of its Subsidiaries to compete in any geographic area or line of business, make sales to any Person in any manner, use or enforce any Seller Intellectual Property or hire or

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solicit any Person in any manner, or that grants the other party or any third Person “most favored nation” or similar status, any type of special discount rights, or any right of first refusal, first notice or first negotiation;

(iii) any Assumed Contract containing confidentiality clauses; provided that, without limiting Seller’s obligation to list Contracts in Section 2.15(a) of the Seller Disclosure Schedule, Seller is not obligated under subsection (b) of this Section to provide a copy of any non-disclosure agreements in Seller’s standard form, provided that a copy of such standard form has been made available to Purchaser;

(iv) any Assumed Contract relating in whole or in part to, or that includes, (A) any sale, assignment, hypothecation, transfer, license, option, immunity, or other grant of rights under or with respect to, or covenant not to bring claims for infringement, misappropriation, or other violation of, any Intellectual Property or Intellectual Property Rights, or (B) any use limitation with respect to any Intellectual Property or Intellectual Property Rights;

(v) any Assumed Contract with any Related Party of Seller or any of its Subsidiaries;

(vi) any employment, consulting or professional services Contract with any current Business Employee providing for compensation (including severance or other termination payments) in excess of $100,000 on an annual basis;

(vii) any Contract related to the Business and relating to reselling, sales, marketing, merchandising or distribution;

(viii) any joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to the Business;

(ix) any Contract set forth or required to be set forth in Section 2.13(f)(i) and Section 2.13(f)(ii) of the Seller Disclosure Schedule that is an Assumed Contract;

(x) any Assumed Contract with any labor union or providing for benefits under any Employee Plan;

(xi) any Assumed Contract that is a Government Contract;

(xii) each other Assumed Contract; and

(xiii) any other Contract, whether or not made in the ordinary course of business consistent with past practice, that (A) involves a future or potential Liability or receivable, as the case may be, in excess of $100,000 on an annual basis, (B) has a term greater than one (1) year and cannot be cancelled by Seller or a Subsidiary of Seller without penalty or further payment and without more than thirty (30) days’ notice, and (C) is material to the Business.

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(b) Seller has made available complete and correct copies of the Material Contracts to Purchaser, including all modifications, amendments and supplements thereto that are necessary for or primarily related to the Business; except that with respect to Material Contracts that are not Assumed Contracts, Seller has made available to Purchaser the portions of the Material Contract that are necessary for or primarily related to the Business, the Purchased Assets or Seller Licensed Intellectual Property. Each of the Material Contracts constitutes the valid and legally binding obligation of Seller or a Subsidiary thereof, as applicable, and, to the Knowledge of Seller, each other party thereto, enforceable in all material respects (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity), and is in full force and effect. There is no material breach or material default under any Material Contract either by Seller or any of its Subsidiaries or, to the Knowledge of Seller, by any other party thereto, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a material breach or material default thereunder by Seller or any of its Subsidiaries or, to the Knowledge of Seller, any other party, and neither Seller nor any of its Subsidiaries has received any written claim of any such material breach or material default.

Section 2.16 Tangible Assets; Inventory.

(a) All tangible Purchased Assets (other than real property or interests in real property, such items being the subject of Section 2.11 (Real Property), or Intellectual Property, such items being the subject of Section 2.13 (Intellectual Property)) owned or leased by Seller or its Subsidiaries have been maintained in accordance with generally accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, are adequate to meet all present requirements of the Business. Except as otherwise expressly provided in this Agreement, Seller makes no other representations or warranties whatsoever to Purchaser, express, implied, or statutory, concerning the tangible Purchased Assets, including any representation or warranty as to value, quality, quantity, condition, merchantability, design, suitability, usability, salability, obsolescence, working order, compliance with law, validity or enforceability.

(b) Section 2.16(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all of the Inventory as of January 1, 2012. All items of Inventory are (i) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business consistent with past practice, and (ii) reflected on the Balance Sheet and in the books and records of Seller and its Subsidiaries at the lower of cost and fair market value, on a first-in, first-out basis, in accordance with GAAP applied on a basis consistent with past practice.

Section 2.17 Compliance With Anti-Corruption Laws.

(a) Neither Seller nor any of its Subsidiaries have, directly or indirectly, taken any action with respect to the Business and the Purchased Assets which would cause them to be in violation of any anti-corruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions, and writs of any governmental authority of any jurisdiction applicable to the Business and the Purchased Assets (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).

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(b) With respect to the Business and the Purchased Assets, to the Knowledge of Seller, none of Seller, any of its Subsidiaries, or any Representatives of Seller or any of its Subsidiaries, have, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist Seller in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(c) With respect to the Business and the Purchased Assets, Seller and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with Seller’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with Applicable Anti-Corruption Laws.

(d) With respect to the Business and the Purchased Assets, to the Knowledge of Seller, none of Seller, any of its Subsidiaries, or any Representatives of Seller or any of its Subsidiaries, has made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.

Section 2.18 Product Warranties; Product Liability.

(a) Section 2.18(a) of the Seller Disclosure Schedule sets forth complete and correct copies of all warranties and guaranties, and written descriptions of any oral warranties or guaranties, given by Seller and its Subsidiaries currently in effect with respect to the Seller Products. With respect to the Business, neither Seller nor any of its Subsidiaries has received any written warranty claims, has any warranty claims pending, or, to the Knowledge of Seller, is threatened with any warranty claims under any Contract, and, to the Knowledge of Seller, there is no basis for any such claim.

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(b) Except for warranty claims received and processed in the ordinary course of business, each of the Seller Products that has been manufactured, authored, distributed, sold, rendered, offered or provided, as the case may be, to any Person conformed to the terms the applicable warranty with respect to such Seller Product that was provided by Seller. Neither Seller nor any of its Subsidiaries has received any written notice of a claim against Seller or any of its Subsidiaries alleging a design or manufacturing defect in any Seller Products, excluding any and all requests for product returns in the ordinary course of business consistent with the past experience of Seller and its Subsidiaries which have not had and are not reasonably expected to result in, individually or in the aggregate, any material Liability to Seller and its Subsidiaries taken as a whole. None of the Seller Products that has been manufactured, authored, distributed, sold, rendered, offered or provided, as the case may be, has been the subject of any recall or other similar action.

Section 2.19 Suppliers, Customers and Distributors. Neither Seller nor any of its Subsidiaries has received any notice, letter, complaint or other communication from any Top Supplier, Top Customer or Top Distributor to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with Seller and/or any of its Subsidiaries in a manner that is, or is reasonably likely to be, adverse to Seller and/or any of its Subsidiaries, or (ii) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with Seller and/or any of its Subsidiaries in any manner that is, or is reasonably likely to be, adverse to Seller and/or any of its Subsidiaries. Since September 30, 2011, there has been no cancellation of backlogged orders in excess of the average rate of cancellation prior to such date.

Section 2.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Subsidiaries.

Section 2.21 Books and Records. All of the records, data, information, Databases, systems and controls maintained, operated or used by Seller or any of its Subsidiaries in connection with the conduct or administration of the Business (including all means of access) are under the exclusive ownership or direct control of Seller.

Section 2.22 Powers of Attorney. Section 2.22 of the Seller Disclosure Schedule sets forth a complete and correct list showing the names of all Persons holding powers of attorney from Seller or any of its Subsidiaries that are related to the Business or the Purchased Assets, complete and correct copies of which have been made available to Purchaser.

Section 2.23 Data Protection. With respect to the Business and the Purchased Assets, Seller and each of its Subsidiaries have complied in all material respects with all Applicable Laws relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to Seller or any of its Subsidiaries).

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With respect to the Business and the Purchased Assets, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information maintained by or on behalf of Seller or any of its Subsidiaries; and no Person (including any Governmental Entity) has made any written claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions comply (and the disclosure to and use by Purchaser of such information after the Closing Date will comply) with Seller’s and its Subsidiaries’ applicable privacy policies and with all Applicable Laws relating to privacy and data security.

Section 2.24 Export Control Laws. With respect to the Business and the Purchased Assets, Seller and each of its Subsidiaries have conducted its export transactions in accordance in all material respects with all Applicable Laws where it is located and where it conducts business. Without limiting the foregoing, with respect to the Business and the Purchased Assets: (a) Seller and each of its Subsidiaries have obtained all export licenses and other approvals required for its exports of products, Software and technologies from the U.S. and all other jurisdictions where such licenses or approvals are required by Applicable Law, including with respect to the release of technology and Software to foreign nationals in the U.S. and abroad, except for those licenses and approvals, for which the failure to obtain would not be reasonably expected to be material to the Business or the ownership or operation of the Purchased Assets; (b) Seller and each of its Subsidiaries are in compliance in all material respects with the terms of such applicable export licenses or other approvals; (c) there are no pending or, to the Knowledge of Seller, threatened claims against Seller or any of its Subsidiaries with respect to such export licenses or other approvals; (d) there are no actions, conditions or circumstances pertaining to Seller’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future material Actions against Seller or any of its Subsidiaries; (e) Seller and each of its Subsidiaries has established internal controls and procedures intended to ensure compliance with all applicable export control Laws; and (f) Seller and each of its Subsidiaries are in compliance in all material respects with (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable Applicable Laws outside the U.S.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 3.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

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Section 3.2 Authority. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will become a party, to perform its obligations under this Agreement and each such other Transaction Document and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which Purchaser is or, at the Closing, will become a party and the consummation of the Transactions have been duly and validly authorized by all requisite action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and each other Transaction Document to which Purchaser is or, at the Closing, will become a party or to consummate the Transactions. This Agreement and each such other Transaction Document to which Purchaser is or, at the Closing, will become a party have been or, at the Closing, will be, as the case may be, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the Closing, will constitute valid, legal and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 3.3 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is or will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser; (ii) conflict with or violate any Applicable Law; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under or require any consent of any Person pursuant to, any Contract or permit of Purchaser, except, in the case of the foregoing clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the Transactions.

(b) The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is or will be a party and the consummation of the Transactions by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for such performance, except for any filings required to be made under the HSR Act and other applicable Antitrust Laws.

Section 3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

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ARTICLE IV

COVENANTS PENDING CLOSING

Section 4.1 Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, Seller shall, and shall cause each of its Subsidiaries to:

(a) conduct the Business in all material respects only in the ordinary course of business consistent with past practice of Seller and its Subsidiaries and in compliance with all Applicable Laws;

(b) to the extent related to the Business, except as required under this Agreement, preserve intact its present business organizations, lines of business, and its relationships with employees, customers, suppliers, distributors, contractors, licensors, licensees, lessors and other third parties having business dealings with Seller and its Subsidiaries and retain its employees, in each case, consistent with Seller’s and its Subsidiaries’ past practice;

(c) to the extent related to the Business, pay or perform in all material respects its obligations when due in the ordinary course of business consistent with past practice, including its obligations under the Material Contracts;

(d) to the extent related to the Business, continue to make capital expenditures in the ordinary course of business consistent with past practice, and with respect to non-recurring engineering make expenditures in the ordinary course of business consistent with past practice as they fall due and in accordance with Schedule 4.1(d);

(e) sell and service the Seller Products in the ordinary course of business consistent with past practice and in accordance with the terms of the Contracts applicable to such sales and services;

(f) in the ordinary course of business consistent with past practice, maintain the Purchased Assets in good operating condition and repair, ordinary wear and tear excepted; and

(g) prosecute and maintain all registrations and applications to register the Registered Seller Intellectual Property and Seller Licensed Intellectual Property.

Section 4.2 Restrictions on Conduct of Business. Without limiting the generality or effect of the provisions of Section 4.1 (Conduct of Business), during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, Seller shall not, and shall cause its Subsidiaries to not, directly or indirectly, do, propose to any third party to do (other than proposals to Purchaser for the purpose of seeking consent), cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser, which consent shall not be unreasonably conditioned, withheld or delayed):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent governing documents to the extent such amendment or change would prevent, materially delay or materially impede the consummation of the Transactions;

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(b) transfer, lease, sell, pledge, license, dispose of or subject to any Encumbrance (other than any Permitted Encumbrance) any of the Purchased Assets, except for (i) sales of Inventory made in the ordinary course of business consistent with past practice and (ii) non-exclusive licenses of Seller Assigned Intellectual Property granted in the ordinary course of business consistent with past practice;

(c) transfer, lease, sell, pledge or exclusively license any Seller Licensed Intellectual Property;

(d) amend, waive or terminate any Assumed Contract, other than in the ordinary course of business consistent with past practice;

(e) enter into, amend, waive, or terminate any Contract, other than in the ordinary course of business consistent with past practice:

(i) that would reasonably be expected to have an adverse effect on the Business, the Purchased Assets or Seller Licensed Intellectual Property;

(ii) under which Seller or any of its Subsidiaries grants or provides or agrees to grant or provide to any third Person any assignment, license, covenant, release, immunity or other right with respect to any Seller Assigned Intellectual Property (other than non-exclusive licenses granted to resellers, distributors, customers or end-users to enable their sale, distribution or use of Seller Products in the ordinary course of business consistent with past practice);

(iii) under which Seller or any of its Subsidiaries establishes with any third party a joint venture, strategic relationship, or partnership pursuant to which Seller agrees to develop or create any Intellectual Property, products or services for the Business; or

(iv) under which Seller or any of its Subsidiaries agrees to create or develop any Intellectual Property, products, or services, in each case, related to the Business, with any third party that designs, develops, or manufactures or has manufactured microprocessors, microprocessor cores, netbooks, or personal computers;

(f) commence, negotiate, settle, pay, discharge or satisfy any material Action relating to the Business, the ownership or use of the Purchased Assets or the use of Seller Licensed Intellectual Property or negotiate, settle, pay, discharge or satisfy any material Assumed Liability;

(g) enter into, establish or join any SIG that would reasonably be expected to have any effect on the Business or the Purchased Assets or Seller Licensed Intellectual Property;

(h) except in the ordinary course of business consistent with past practice and except to the extent generally offered to all or substantially all of Seller’s employees, (i) increase

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the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof by an Employee Plan, to any Business Employee, (ii) grant any discretionary severance or termination pay or retention payments or benefits to, or enter into or amend or terminate any employment, severance, retention, change in control, consulting or termination Contract with, any Business Employee, (iii) establish, adopt, enter into, amend, waive or terminate any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund or policy for the benefit of any Business Employee (or any beneficiary or dependent thereof) other than as to employee benefit plans that cover employees of Seller and its Subsidiaries, (iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance, pension, indemnification, retirement allowance, or other benefit for the benefit of any Business Employee (or any beneficiary or dependent thereof), (v) hire, elect or appoint any employee of the Business with annual compensation in excess of $100,000, other than to fill vacancies arising in the ordinary course of business consistent with past practice provided that the annual compensation payable to any individual hired, elected or appointed to fill such a vacancy shall be no more than the lesser of the annual compensation payable to his or her predecessor or that is prevailing in the market, (vi) terminate the employment or service of any Business Employee, or (vii) take any action that would constitute “good reason” or “constructive dismissal” under any employment agreement of any Business Employee;

(i) except in the ordinary course of business consistent with past practice, announce, implement or effect any reduction in labor force, lay-off, redundancy, early retirement program, severance program or other program or effort concerning the termination of employment of any Business Employee;

(j) except in the ordinary course of business consistent with past practice, change or announce any change to the Seller Products, except for any change necessary in Seller’s good faith judgment to address any defect in, or noncompliance of, any Seller Product, provided that Seller will consult in good faith with Purchaser with respect to any such change;

(k) except in the ordinary course of business consistent with past practice, take any action not announced prior to the date of this Agreement with respect to the suppliers, customers or distributors of the Business relating to the quantity or terms of purchases or sales from or to such Persons, including providing promotions, coupons, discounts or price increases outside of the ordinary course of business consistent with past practice;

(l) terminate, waive, release, fail to enforce or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement with any third party relating to the Transactions or any Acquisition Proposal; or

(m) announce an intention, enter into any formal or informal Contract or otherwise make a commitment, to take any of the actions described in clauses (a) through (l) in this Section, or any action which would reasonably be expected to make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in Section 6.1(a)(ii) (Conditions to Obligations of Purchaser) would not be

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satisfied) or prevent Seller from performing or cause Seller not to perform one or more covenants required hereunder to be performed by Seller (such that the condition set forth in Section 6.1(a)(i) (Conditions to Obligations of Purchaser) would not be satisfied).

Section 4.3 Reasonable Efforts.

(a) Each of the parties to this Agreement agrees to use commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including, subject to any applicable limitations set forth in this Section and other provisions of this Agreement, causing the satisfaction of the respective conditions set forth in Article VI (Conditions to Closing) and executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable for effecting the consummation of the Transactions. Without prejudice to the foregoing, as promptly as practicable after the date of this Agreement, each of the parties hereto (i) shall file any required notifications with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in accordance with the HSR Act, and (ii) shall file any recommended or required antitrust notification in any other jurisdiction in accordance with any other applicable Antitrust Law, as determined by Purchaser in its reasonable judgment. Each of the parties hereto shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Entity any additional information reasonably requested by any of them pursuant to the HSR Act or any other Antitrust Laws in connection with such filings. Each party will notify the other promptly upon the receipt of any comments from any officials of any Governmental Entity in connection with any filings made pursuant to this subsection. To the extent permitted by Applicable Law, and subject to all applicable privileges (including the attorney-client privilege), each of the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Law. Each of the parties hereto shall cooperate reasonably with each other in connection with the making of all such filings or responses.

(b) Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section), (i) if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (1) Purchaser shall not have any obligation to litigate or contest any administrative or judicial action or any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body; (2) Purchaser shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture; and (3) Seller may not conduct or agree to conduct a Divestiture without the prior written consent of Purchaser and (ii) Purchaser and its Affiliates shall be under no obligation to refrain from making, or agreeing to make, any acquisitions of any assets, business or any Person, whether by merger, consolidation or by any other manner. “Divestiture” shall mean (x) the sale, license or other disposition or holding

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separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser or any of its Affiliates or the Purchased Assets or Seller Licensed Intellectual Property, (y) the imposition of any limitation or restriction on the ability of Purchaser or any of its Affiliates to freely conduct their businesses (including the Business) or own and operate the Purchased Assets or Seller Licensed Intellectual Property, or (z) any other action that would reasonably be expected to have a Material Adverse Effect.

(c) Purchaser shall pay any applicable filing fee under the HSR Act and any other filing made pursuant to any other applicable Antitrust Law.

Section 4.4 Third Party Notices and Consents. Seller shall use its commercially reasonable efforts to deliver to the applicable third party or obtain prior to the Closing, and deliver to Purchaser at or prior to the Closing, all notices, Consents, waivers, filings and approvals required in connection with the Transactions under each Material Contract (and any Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof). Seller shall use commercially reasonable efforts to obtain from the applicable third parties and deliver to Purchaser at or prior to the Closing all of the Required Third Party Consents. Seller shall not be required to pay any consideration to obtain any such Consent, waiver or approvals, other than any de minimis fees, expenses or other consideration or other fees or expenses required to be paid pursuant to the express provisions of a Material Contract. Without limiting the obligations of Seller hereunder, Purchase shall reasonably cooperate at its expense with Seller in obtaining such consents to the extent such cooperation is reasonably requested by any applicable third party.

Section 4.5 Exclusivity.

(a) From and after the date hereof until the Closing or termination of this Agreement pursuant to Article IX (Termination), Seller will not, nor will it authorize or permit any of its Subsidiaries, or its or their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer concerning the sale or other conveyance of the Business or, of all or a material portion of the Purchased Assets or Seller Licensed Intellectual Property (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) (an “Acquisition Proposal”); (ii) hold or participate in any negotiations or discussions or enter into any agreements with any Person concerning, or that would reasonably be expected to lead to, an Acquisition Proposal; or (iii) deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Seller shall immediately (x) cease, and shall cause its Subsidiaries to immediately cease, and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal, (y) not amend, terminate, waive or fail to enforce any provisions of any confidentiality agreement with respect to any potential Acquisition Proposal and (z) promptly request, in accordance with the terms of any such confidentiality agreement, the return or destruction of any confidential information previously furnished pursuant thereto. If any Representative of Seller or its Subsidiaries takes any action that Seller is obligated pursuant to this Section to cause such Representative not to take, then Seller shall be deemed for all purposes of this Agreement to have breached this Section.

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(b) Seller shall promptly notify Purchaser in writing after receipt by Seller or any of its Subsidiaries (or, to the Knowledge of Seller, by any of its or their respective Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (iii) any request for non-public information primarily related to the Business or the Purchased Assets or for access to any of the properties, books or records of Seller by any Person other than Purchaser not in the ordinary course of business consistent with past practice or that Seller reasonably believes would be expected to lead to an Acquisition Proposal. Such notice shall describe (1) the terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal or offer, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal or offer. Seller shall keep Purchaser promptly and fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Purchaser a complete and correct copy of each such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Seller shall provide Purchaser with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to the members of Seller’s board of directors) of any meeting of Seller’s board of directors at which Seller’s board of directors is reasonably expected to discuss any Acquisition Proposal.

Section 4.6 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, promptly following receipt of a written request by Purchaser therefor (i) Seller shall, at Purchaser’s expense, afford Purchaser and its Representatives reasonable access during business hours to (A) all of Seller’s and its Subsidiaries’ premises, properties, personnel, Persons having business relationships with Seller (including suppliers, licensees, customers and distributors), books, records (including Tax records), Contracts, and documents of or pertaining to Seller or the applicable Subsidiary relating to the Business and the Purchased Assets and Seller Licensed Intellectual Property and (B) all other information concerning the Business, the Purchased Assets, Seller Licensed Intellectual Property and the personnel of Seller and its Subsidiaries relating to the Business as Purchaser may reasonably request, and (ii) Seller shall provide to Purchaser and its Representatives complete and correct copies of Seller’s and its Subsidiaries’ (A) internal financial statements relating to the Business and the Purchased Assets and (B) Tax Returns, Tax elections and any other records and workpapers relating to Taxes relating solely to the Business and the Purchased Assets, that are in the possession of Seller or any of Subsidiaries or subject to Seller’s control; provided, however, that the foregoing shall not require Seller to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene Applicable Law.

(b) Subject to compliance with Applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Closing, Seller shall confer from time to

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time at mutually agreeable times as reasonably requested by Purchaser with one or more Representatives of Purchaser to discuss any material changes or developments in the operational matters of the Business and the general status of the ongoing operations of Seller relating to the Business.

(c) Each of the parties will hold, and will cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the Transactions pursuant to the terms of the CNDA and Section 5.1 (Confidentiality).

Section 4.7 Quarterly Financial Statements. Seller will deliver to Purchaser as promptly as practicable (and in any event within fifteen (15) days) after the end of each fiscal quarter, an unaudited statement of net assets to be sold and a statement of direct revenues and direct operating expenses for that fiscal quarter that conform to the requirements of the Seller Financial Statements attached to this Agreement as Exhibit C.

Section 4.8 Notification. Seller shall promptly notify Purchaser of (i) any material change, occurrence or event relating to the Business or the Purchased Assets or Seller Licensed Intellectual Property not in the ordinary course of business consistent with past practice; (ii) any notice or other communication from any Governmental Entity in connection with the Transactions; (iii) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (iv) any Action commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Business or the Purchased Assets or Seller Licensed Intellectual Property or that relates to the consummation of the Transactions; (v) any breach of any representation, warranty or covenant in this Agreement, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be adverse to Seller in any material respect or cause any of the conditions to closing set forth in Article VI (Conditions to Closing) not to be satisfied or (vi) any matter that, if existing or occurring prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule on the date of this Agreement or that is necessary to correct any information in the Seller Disclosure Schedule which has been rendered inaccurate thereby promptly following discovery thereof, including a reference to the specific section of the Seller Disclosure Schedule to which such matter relates (provided that no information provided pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereunder).

Section 4.9 Required Real Estate Consents.

(a) With respect to each Lease listed in Section 2.11(b)(i) of the Seller Disclosure Schedule (each, an “Assumed Lease”), Seller shall, no later than three (3) Business Days prior to the Closing Date, deliver satisfactory evidence to Purchaser that Seller has obtained from the applicable landlord and landlord’s lender all Consents, or delivered such notices, as may be required under the terms and conditions of such Assumed Lease to unconditionally assign to Purchaser all right and interest of Seller (or its applicable Subsidiary) in such Assumed Lease as of the Closing Date.

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(b) In no event shall Purchaser’s refusal to provide additional security (whether in the form of a cash security deposit, letter of credit, guaranty or otherwise) to any landlord to effect any assignment contemplated in clause (a) above, or to secure such landlord’s or such landlord’s lender’s consent to such assignment, excuse Seller from satisfying, or constitute a waiver of, any condition contained in this Section. Notwithstanding the foregoing, in the event a landlord under an Assumed Lease requires Seller or its applicable Subsidiary to maintain any existing cash security deposit with such landlord, Purchaser shall reimburse Seller at Closing for the amount of such security deposit which remains unapplied under the applicable Assumed Lease as of the Closing Date, provided (x) such landlord agrees to release Purchaser from any and all Liability arising under such Assumed Lease prior to the Closing Date and (y) Seller agrees to indemnify Purchaser for any such Liability.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Confidentiality.

(a) The parties understand and agree that this Agreement is subject to the terms and conditions of the certain Corporate Non-Disclosure Agreement No. 73461307 entered into between Purchaser and Seller, dated October 14, 2011 and as amended on October 14, 2011, and attached hereto as Exhibit D (the “CNDA”).

(b) Notwithstanding anything to the contrary herein or in any other Transaction Document, following the Closing (i) all Trade Secrets included in the Purchased Assets shall constitute confidential information of Purchaser (and not of Seller), irrespective of whether such Trade Secrets were identified or otherwise designated as “confidential,” and Seller shall be deemed the “receiving party” and Purchaser the “disclosing party” with respect thereto; (ii) Purchaser shall have no obligations whatsoever under the CNDA with respect to such Trade Secrets; and (iii) with respect to such Trade Secrets, Seller’s obligations pursuant to the CNDA shall apply until such Trade Secrets become publicly known other than through negligence or any other wrongful act or omission of Seller or any of its Affiliates.

Section 5.2 Public Announcements. Neither Seller nor Purchaser shall issue any press release or otherwise make any public statements with respect to the Transactions without the prior written consent of the other party, except as such release or statement may be required by Applicable Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case each of Seller and Purchaser shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the advice of such other party with respect thereto.

Section 5.3 Employees and Contractors.

(a) Seller shall cooperate and work with Purchaser to help Purchaser identify Business Employees who are employees of Seller and its Subsidiaries to whom Purchaser may elect to offer employment following the Closing with Purchaser or any of its Subsidiaries (each such entity that offers employment, a “Purchaser Employer”). With respect to any Business Employee designated by Purchaser, Seller shall assist Purchaser with its efforts to enter into

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compensation profiles and/or offers with such employee as soon as practicable after the date hereof and in any event prior to the Closing Date, which compensation profiles and/or offers shall become effective upon the Closing. Notwithstanding any of the foregoing, except as set forth on Schedule 5.3(a), neither Purchaser nor any of its Affiliates shall have any obligation to make an offer of employment to any employee of Seller or its Subsidiaries. Employees of Seller and its Subsidiaries who accept compensation profiles and/or offers of employment from a Purchaser Employer shall be entitled to the benefits and such other terms and conditions of employment described in their respective compensation profiles and/or offers as the case may be, as determined in the sole discretion of Purchaser. For purposes of clarity, the preceding sentence shall not limit Purchaser’s obligations to distribute the Retention Bonus Pool in accordance with Section 1.6 (Retention Bonus Pool) and Exhibit B.

(b) Seller shall cooperate and work with Purchaser to help Purchaser identify Business Employees who are independent contractors of Seller and its Subsidiaries to whom Purchaser may elect to offer employment or an engagement following the Closing with a Purchaser Employer. With respect to any independent contractor of Seller or its Subsidiaries designated by Purchaser, Seller shall assist Purchaser with its efforts to enter into offers (if employment is offered) or an independent contractor agreement (if an engagement is offered) in a form deemed appropriate by Purchaser with such independent contractor as soon as practicable after the date hereof and in any event prior to the Closing Date, which employment offers or independent contractor agreement, as the case may be, shall become effective upon the Closing. Notwithstanding any of the foregoing, neither Purchaser nor any of its Affiliates shall have any obligation to make an offer of employment or an offer of engagement to any independent contractor of Seller or its Subsidiaries. Independent contractors of Seller and its Subsidiaries who accept employment offers or offers of continued engagement with revised terms and conditions of employment or engagement, as the case may be, from a Purchaser Employer shall be entitled to the benefits and such other terms and conditions described in their respective employment offers or independent contractor agreements, as the case may be, as determined in the sole discretion of Purchaser. For purposes of clarity, the preceding sentence shall not limit Purchaser’s obligations to distribute the Retention Bonus Pool in accordance with Section 1.6 (Retention Bonus Pool) and Exhibit B.

(c) The timing and content of any announcement or notification to the Business Employees with respect to the Transactions (which, for the avoidance of doubt, shall not include any press release or other public statement (which are separately addressed in Section 5.2 (Public Announcements)) or any compensation profiles and/or offers of employment or independent contractor agreements or related communications to individual employees or contractors of Seller and its Subsidiaries) shall be subject to the approval, which shall not be unreasonably withheld, of each of Purchaser and Seller. Except with respect to any announcement or notification covered by the preceding sentence, Seller shall use its reasonable best efforts to allow Purchaser reasonable time to comment (and will consider in good faith the advice of Purchaser) prior to sending any notices or other communication materials relating to the Transactions to employees or independent contractors of Seller and its Subsidiaries.

(d) As soon as practicable after the execution of this Agreement, Seller shall notify the Business Employees that all claims for expenses which qualify for coverage under the

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terms of the Employee Plans and which are incurred on or prior to the Closing Date must be submitted within the time limit provided by the Employee Plans and no later than five (5) days after the Closing Date.

(e) Seller shall, at its own expense, give all notices and other information required to be given to the Business Employees, any labor or trade union, works council or any other employee representative body, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Laws in connection with the execution of this Agreement or any other Transaction Document or the consummation of the Transactions. Neither Seller nor its Subsidiaries will take any action prior to the Closing that would or could reasonably be expected to constitute a plant closing or mass layoff within the meaning of, or otherwise trigger notice, compensation, or other obligations under the WARN Act.

(f) Seller agrees to the matters set forth on Schedule 5.3(f).

Section 5.4 Tax Matters.

(a) Property Taxes. All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets (“Property Taxes”) for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. At the Closing, Purchaser shall reimburse Seller for any Property Tax properly allocable to the Post-Closing Tax Period and previously paid by Seller if Seller provides documentary evidence of such Property Tax payment, to the satisfaction of Purchaser, at least fifteen (15) Business Days prior to Closing. Following the Closing, Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Seller shall notify Purchaser upon receipt of any bill for such Property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate Taxing Authority; provided, that if such bill covers any part of the Pre-Closing Tax Period, Seller shall also remit prior to the due date of such Property Taxes to Purchaser payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Purchaser shall thereafter provide the other party with evidence of having made a payment for which it is entitled to reimbursement under this Section 5.4(a), the other party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(b) Transfer Taxes. Purchaser shall be responsible for and shall pay when due seventy-five percent (75%) of any Transfer Taxes and Seller shall be responsible for and shall pay when due twenty-five percent (25%) of any Transfer Taxes; provided that, in the case of value added Taxes and similar Taxes (“VAT”) incurred in connection with the transactions contemplated hereby for which Purchaser will be clearly entitled under Applicable Law to

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receive a full credit or refund, then one hundred percent (100%) of the amount of such VAT shall be validly invoiced by Seller to Purchaser and paid by Purchaser to Seller, at least five (5) Business Days before those amounts must be remitted by Seller to the relevant Taxing Authority in accordance with Applicable Law. The parties hereto shall cooperate, to the extent reasonably requested and as permitted by Applicable Law, in minimizing any such Transfer Taxes. The party required by Applicable Law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by Applicable Law, and the non-filing party shall promptly remit to the filing party the amount of any Transfer Taxes so payable by the filing party upon receipt of notice that such Transfer Taxes are payable by the filing party. In the event that a filing party shall make a payment for which it is entitled to reimbursement under this Section 5.4(b), the non-filing party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the filing party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any reimbursement payment required under this Section 5.4(b) and not made when due shall bear interest at the rate of ten percent (10%) per annum. Each party shall indemnify, defend, and hold the other party harmless from and against any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to each party’s obligations with respect to Transfer Taxes under this Section 5.4(b).

(c) Responsibility for Payment of Taxes. Taxes attributable to the Purchased Assets, Seller Licensed Intellectual Property or the Business other than those treated specifically in Section 5.4(a) and Section 5.4(b), shall be borne by Seller with respect to the Pre-Closing Tax Period and by the Purchaser with respect to the Post-Closing Tax Period, and each party shall indemnify, defend and hold the other party harmless from and against all Taxes for which such party is liable pursuant to this Section 5.4(c).

(d) Cooperation in Tax Matters. The parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets or Seller Licensed Intellectual Property as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim or proceeding relating to any Tax Return. In the event any Taxing Authority informs Seller or Purchaser of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes related to the Business, the Purchased Assets or Seller Licensed Intellectual Property with respect to which the other party may incur Liability hereunder, the party so informed shall promptly notify the other party of such matter; provided that, failure to promptly notify shall not reduce the other party’s indemnity obligation hereunder, except to the extent such party’s ability to defend against such matter is actually prejudiced thereby; and provided further, that resolution of such audit, claim, assessment or other dispute shall be governed by Section 8.3 (Third Party Actions).

(e) Effect on Indemnity Rights of the Parties. Nothing in this Section 5.4 shall be deemed to limit or otherwise affect the rights of the parties hereto under Article VIII (Survival of Representations, Warranties and Covenants; Indemnification).

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Section 5.5 Further Actions.

(a) At any time or from time to time after the Closing, at the other party’s request, each of Seller and Purchaser shall, and shall cause its respective Subsidiaries to (i) execute and deliver to the other party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the requesting party may reasonably deem necessary or desirable in order to effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in accordance with the terms of this Agreement, and, to the fullest extent permitted by law or contract, to put Purchaser in actual possession and operating control of the Purchased Assets, and to cause the parties to fulfill their respective obligations under this Agreement and the Transaction Documents; (ii) cooperate with the other party to enforce the terms of any Assumed Contract, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Action relating to the Transactions or to the operation of the Business before the Closing Date; (iii) cooperate with the other party in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Purchaser after the Closing; (iv) satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships; (v) assume the Assumed Liabilities; (vi) refer to Purchaser all inquiries relating to the Business; and (vii) promptly deliver to Purchaser (A) any mail, packages and other communications addressed to Seller or any of its Subsidiaries relating to the Business and (B) any cash or other property that Seller or any of its Subsidiaries receives and that properly belongs to Purchaser, including any insurance proceeds, payments with respect to accounts receivable of the Business arising after the Closing, and interest payable thereon.

(b) If after the Closing, either Purchaser or Seller in good faith identifies any asset of Seller or its Subsidiaries properly transferrable as a Purchased Asset that falls in one of the categories set forth in Sections 1.1(d), 1.1(g), 1.1(h), 1.1(i), 1.1(j) or 1.1(k) that was not included in the Purchased Assets transferred at the Closing (any such asset, a “Later Identified Asset”), then either Purchaser or Seller, as applicable, will provide written notice to the other party identifying such Later Identified Asset and Seller will, or will cause its Subsidiaries to, as promptly as practicable after written notice by Purchaser, transfer, convey, assign, deliver, or cause to be transferred, conveyed, assigned, or delivered to Purchaser, all right, title and interest of Seller and its Subsidiaries in and to such Later Identified Asset which is transferable, and such Later Identified Assets shall be deemed to be Purchased Assets for purposes of this Agreement and any applicable Transaction Document, effective as of the date of transfer, conveyance, assignment, or delivery. If within thirty (30) days after the Closing, Seller specifically identifies in writing to Purchaser an Excluded Asset that was transferred, conveyed, assigned, or delivered inadvertently by Seller pursuant to this Agreement or the Transaction Documents, then Purchaser will as promptly as practicable after written notice by Seller, transfer, convey, assign, or deliver back to Seller all such transferred right, title and interest of Purchaser and its Subsidiaries in and to such Excluded Asset which is transferable.

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(c) To the extent that Purchaser cannot be granted physical possession of any Purchased Asset as of the Closing Date, such Purchased Asset shall be held by Seller for and on behalf of Purchaser until such time as Purchaser is able to take possession thereof.

Section 5.6 Seller Intellectual Property.

(a) Unless specifically permitted in this Agreement or the Intellectual Property Agreement, Seller agrees that, from and after the Closing Date, it shall not, and it shall cause its Subsidiaries and its and their respective Representatives not to, retain (other than as retained through automated retention or backup processes) or use any copy of any of the Seller Assigned Intellectual Property. Without limitation of Section 5.5 (Further Actions), if Seller or any of its Subsidiaries (or any assignee or successor of Seller or any of its Subsidiaries) retains any right or interest in any Seller Assigned Intellectual Property that cannot be, or for any reason is not, assigned to Purchaser at the Closing, Seller hereby grants, on behalf of itself and its Subsidiaries, successors and assigns (and agrees to so grant or cause to be so granted) to Purchaser, effective as of the Closing, a perpetual, irrevocable, royalty free and fully paid-up, transferable, sublicensable (through multiple levels), exclusive, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit, and exercise and practice all rights under, all or any portion of such Seller Assigned Intellectual Property.

(b) If Purchaser is unable to enforce any of the Seller Assigned Intellectual Property against a third party as a result of any Applicable Law that prohibits enforcement of such rights by a transferee of such rights, Seller agrees to assign to Purchaser such rights as may be required by Purchaser to enforce such Seller Assigned Intellectual Property in its own name. If such assignment still does not permit Purchaser to enforce Seller Assigned Intellectual Property against the third party, Seller agrees to initiate or join proceedings against such third party at Purchaser’s request. Purchaser shall control such proceedings and shall be responsible for the costs and expenses of such proceedings (including Seller’s reasonable out-of-pocket costs incurred in participating in such proceedings at Purchaser’s request).

Section 5.7 Records and Documents. For a period of six (6) years after the Closing, at Purchaser’s request, Seller shall, and shall cause its Subsidiaries to, provide, at Purchaser’s expense, Purchaser and its Representatives with access to and the right to make copies of those records and documents related to the Business, the possession of which is retained by Seller or its Subsidiaries, as may be necessary or useful in connection with Purchaser’s conduct of the Business after the Closing. If during such period Seller or any of its Subsidiaries elects to dispose of such records and documents, Seller shall give Purchaser sixty (60) days’ prior written notice, during which period Purchaser shall have the right to take such records and documents without further consideration.

Section 5.8 Non-Competition; Non-Solicitation.

(a) From and after the date hereof and until three (3) years after the Closing, Seller, its successors and their Affiliates shall not, directly or indirectly, whether on such Person’s own behalf or on behalf of some other Person (i) participate, sponsor, organize,

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encourage, or invest, or attempt to do any of the foregoing, in any Person or activity that is competitive with the Business, (ii) cause, induce, solicit or encourage any contractor, vendor, service provider, strategic partner or actual or prospective customer of the Business (the “Covered Persons”) to terminate such status or advise any Person against entering into such status; (iii) solicit business that is primarily related to the Business from or provide services that are primarily related to the Business to, any Person who was a Covered Person within the twenty-four (24) months preceding the date thereof; (iv) otherwise intentionally disrupt or interfere with, or attempt to disrupt or interfere with, the relations of Purchaser or any of its Affiliates with any Covered Person in connection with the Business; or (v) disparage or make any false statements (whether in oral, written, electronic or other form) to any media source, industry member-company or group, financial institution or Covered Person regarding Purchaser or its Affiliates in connection with the Business; provided, that the foregoing shall not prohibit Seller, its successors and their Affiliates from, collectively, owning as a passive investment ten percent (10%) or less of the equity of any publicly-traded entity. For purposes of the foregoing, a Person who is not a customer of the Business shall be considered a “prospective customer” if, to the Knowledge of Seller, Seller or any of its Subsidiaries made a presentation or written proposal to such Person primarily related to the Business during the twenty-four (24) month period preceding the date hereof or was preparing to make such a presentation or proposal on the date hereof.

(b) From the date of this Agreement until the date that is one (1) year after the Closing Date, Seller and its Subsidiaries will not directly or indirectly, without the prior written consent of Purchaser, solicit any Transferred Employee for employment by Seller or its Subsidiaries; provided, however, that Seller and its Subsidiaries will be permitted to solicit for employment and to hire any such employees who are contacted as a result of the use of general newspaper or online advertisement and other general non-targeted recruitment techniques in the ordinary course of business, as opposed to targeted solicitations of any one or more of such Transferred Employees.

(c) From the date of this Agreement until the date that is one (1) year after the Closing Date, Purchaser’s Datacenter and Connected Systems Group (“DCSG”) will not directly or indirectly, without the prior written consent of the Seller, solicit any Seller Retained Business Employee, any employee of Seller’s Fibre Channel group (other than any employee located in Minnesota) or any Seller employee located at Seller’s facility in Pune, India (other than any employee that is a Business Employee that is offered employment by Purchaser pursuant to Section 5.3), for employment by its Communications & Networking Group; provided, however, that DCSG will be permitted to solicit for employment and to hire any such employees who are contacted as a result of the use of general newspaper or online advertisement and other general non-targeted recruitment techniques in the ordinary course of business, as opposed to targeted solicitations of any one or more of such employees.

(d) The parties acknowledge and agree that the remedy at law for any breach of this Section 5.8 would be inadequate and that, in addition to any other remedies available, the non-breaching party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such breach. The duration of the restrictions set forth in clauses (a), and (b) of this Section shall be extended by a period of time equal to the number of days, if any,

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during which Seller or any of its Affiliates is in breach thereof. The duration of the restrictions set forth in clause (c) of this Section shall be extended by a period of time equal to the number of days, if any, during which Purchaser is in breach thereof.

Section 5.9 Cooperation with Warranty Claims. Purchaser agrees to use commercially reasonable efforts to process and handle all warranty claims arising in respect of products of the Business shipped or sold prior to the Closing. Purchaser agrees to provide to Seller a written statement setting forth the nature and amount of any warranty claims being processed under this Section 5.9 and any supporting documentation therefor. Seller agrees to promptly and in any event no later than twenty (20) Business Days after being provided a written invoice reimburse Purchaser for all out-of-pocket costs and expenses incurred by Purchaser in performing its obligations pursuant to this Section 5.9 that are set forth in the written statement required by this Section 5.9.

Section 5.10 Transition Services. Purchaser will notify Seller if, prior to the Closing, Purchaser reasonably determines that it may require additional Transition Services to be provided by Seller in addition to those already to be provided under the terms of the Transition Services Agreement. This notice will include (a) a description of such additional Transition Services and any terms upon which these services are to be provided, including the cost to be paid by the Purchaser, if any, and (b) a correspondingly revised set of schedules to the Transition Services Agreement to replace the schedules included in the form of Transition Services Agreement attached hereto as Exhibit K. The revised schedules to the Transition Services Agreement will be subject to Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.11 Inventory.

(a) On the day preceding the Closing Date, Seller shall, at its expense, conduct a physical count of the Purchased Inventory on hand after the close of business on such day. The parties will mutually agree in advance on a plan for the physical count of the Inventory (including a determination of the scope thereof), and Purchaser or its Representatives shall be entitled to observe the physical count of the Inventory pursuant to such plan.

(b) Seller shall retain all Inventory that, as of the Closing Date, is located in the consignment stock locations outside of the U.S. (the “Non-U.S. Consignment Stocks”) of Seller’s or its Subsidiaries’ customers or is in transit from a distribution center to a Non-U.S. Consignment Stock (all such Inventory, collectively the “Non-U.S. Consignment Inventory”).

(c) Subject to the terms of this Agreement, including, prior to the Closing, the agreements set forth in Section 4.1 (Conduct of Business) and Section 4.2 (Restrictions on Conduct of Business), Seller shall sell the Non-U.S. Consignment Inventory for Purchaser’s account, as set forth in the applicable schedule to the Transition Services Agreement. The restrictions set forth in Section 5.8(a) (Non-Competition) shall not apply to sales of the Non-U.S. Consignment Inventory by Seller and its Affiliates in accordance with the preceding sentence, to the extent that such restrictions would otherwise prevent Seller and its Affiliates from selling the Non-U.S. Consignment Inventory.

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(d) After the Closing, Seller and its Subsidiaries shall not deliver Inventory into the Non-U.S. Consignment Stocks (other than, for the avoidance of doubt, Inventory that is in transit to a Non-U.S. Consignment Stock on the Closing Date and that constitutes Non-U.S. Consignment Inventory). The applicable customers shall be served from the Non-U.S. Consignment Stocks in accordance with the first-in-first-out principle.

Section 5.12 Service Provider Agreements. From the date of this Agreement and, as applicable, continuing after the Closing, Seller will use commercially reasonable efforts to obtain the consent or agreement of each Service Provider under a Service Provider Agreement to split such Service Provider Agreement so that the portion of the Service Provider Agreement pertaining to the Business will be assigned or novated to Purchaser, in such a manner that Purchaser will not lose the benefit of any prepayments made by Seller to the Service Provider under the Service Provider Agreement with respect to Seller Products. In the event that, at Closing, the Business portion of a Service Provider Agreement cannot be assigned or novated, Seller will provide, or cause to be provided, to Purchaser the services relating to the Business under each such Service Provider Agreement pursuant to the Transition Services Agreement for the term of the applicable Service Provider Agreement or until such Service Provider Agreement has been assigned or novated to Purchaser in accordance with the first sentence of this Section. Such Transition Services shall be provided to Purchaser in such a manner that Purchaser will have the benefit of any prepayments made by Seller to the Service Provider under the Service Provider Agreement with respect to Seller Products.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations, Warranties and Covenants of Seller. (i) Seller shall have performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date; (ii) each of the representations and warranties of Seller contained in Article II hereof (x) in the case of any representations and warranties qualified by materiality or Material Adverse Effect, shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date) and (y) in the case of any representations and warranties not so qualified, shall have been true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such specified date).

(b) HSR Act; Other Required Approvals. Any required waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the Transactions shall have expired or shall have been terminated. Any other approvals and clearances of Governmental Entities applicable to the Transactions (the “Required Approvals”) shall have been obtained and shall be in effect as of the Closing Date.

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(c) Required Third Party Consents. Seller shall have obtained from the applicable third parties and delivered to Purchaser any and all Consents required by the Contracts set forth on Schedule 6.1(c), in each case, in connection with or as a result of the Transactions (the “Required Third Party Consents”).

(d) No Violation. No Law shall have been enacted or exist that would prohibit the Transactions or the consummation of the Closing. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity preventing the consummation of the Transactions shall be in effect, nor shall there be pending or threatened any Action seeking any of the foregoing. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity (i) prohibiting, limiting or restricting Purchaser’s ownership, conduct or operation of any portion of the Business or the Purchased Assets following the Closing, or (ii) compelling Purchaser to dispose of or hold separate all or any portion of the business or assets of Purchaser or any of its Subsidiaries or Affiliates or the Purchased Assets as a result of this Agreement or the Transactions shall be in effect, nor shall there be pending or threatened any Action by any Governmental Entity seeking any of the foregoing or any other injunction, restraint, prohibition or material damages in connection with the Transactions.

(e) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred and be continuing as of the Closing.

(f) Employment Agreements. None of the Key Employees shall have terminated employment (or have indicated an intent to do so) with Seller or a Subsidiary thereof or shall have terminated or repudiated (or have indicated an intent to do so) his or her Employment Agreement or Non-Competition Agreement (if applicable) or shall be unable to commence employment under his or her Employment Agreement upon Closing, and each of the Employment Agreements and Non-Competition Agreements (if applicable) delivered by the Key Employees in connection with the execution of this Agreement shall be in full force and effect. The matters set forth in Schedule 6.1(f) shall have been satisfied or waived.

(g) Transaction Documents. Seller shall have delivered to Purchaser duly executed counterparts to this Agreement and all other Transaction Documents to which Seller or any of its Subsidiaries is a party.

(h) Closing Deliveries. Seller shall have delivered to Purchaser the documents and other items required to be delivered by it pursuant to Section 7.2(a) (Deliveries at Closing), in form and substance reasonably satisfactory to Purchaser.

Section 6.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations, Warranties and Covenants of Purchaser. (i) Purchaser shall have performed and satisfied in all material respects each of its covenants and obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date; (ii) each of

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the representations and warranties of Purchaser contained in Article III hereof (x) in the case of any representations and warranties qualified by materiality, shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date) and (y) in the case of any representations and warranties not so qualified, shall have been true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such specified date).

(b) HSR Act; Other Required Approvals. Any required waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the Transactions shall have expired or shall have been terminated. Any other Required Approvals shall have been obtained and shall be in effect as of the Closing Date.

(c) No Violation. No Law shall have been enacted or exist that would prohibit the Transactions or the consummation of the Closing. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity preventing the consummation of the Transactions shall be in effect, nor shall any Action have been taken by any Governmental Entity seeking any of the foregoing.

(d) Closing Deliveries. Purchaser shall have delivered the documents and other items required to be delivered by it pursuant to Section 7.2(b) (Deliveries at Closing).

ARTICLE VII

CLOSING

Section 7.1 Closing. The closing of the sale of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Purchaser and the other Transactions (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, as soon as reasonably practicable, but in no event later than five (5) Business Days after satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (Conditions to Closing) (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or on such other date as the parties may mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

Section 7.2 Deliveries at Closing.

(a) On the Closing Date (or prior to the Closing Date where indicated), Seller shall, at its sole cost and expense, execute (where applicable) and deliver, or shall cause its Subsidiaries to deliver, in each case, unless the delivery of such item is waived by Purchaser:

(i) to Purchaser or its designees, the Purchased Assets and Seller Licensed Intellectual Property, in the manner and form, and to the locations reasonably specified by Purchaser;

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(ii) to Purchaser, duly executed counterparts to each Transaction Document to which Seller or any of its Subsidiaries is a party;

(iii) to Purchaser, evidence reasonably satisfactory to Purchaser that each of the Required Third Party Consents has been obtained;

(iv) to Purchaser, evidence reasonably satisfactory to Purchaser that each of the Required Approvals has been obtained;

(v) to Purchaser, a certificate executed by a duly authorized officer of Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Sections 6.1(a) and 6.1(e) have been satisfied , and that, to the Knowledge of Seller, the conditions set forth in Sections 6.1(d) and 6.1(f) have been satisfied;

(vi) to Purchaser, evidence reasonably satisfactory to Purchaser that all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets have been released; and

(vii) to Purchaser, evidence reasonably satisfactory to Purchaser that the Transferred Permits have been transferred to Purchaser free of any additional conditions or requirements (by assignment from Seller, to the extent indicated on Schedule 1.1(b), or by new issuance to Purchaser).

(b) On the Closing Date, Purchaser shall execute (where applicable) and deliver, or cause to be delivered:

(i) to Seller, the Closing Cash Consideration, by wire transfer of immediately available funds to an account number provided to Purchaser by Seller at least five (5) Business Days prior to the Closing;

(ii) to Seller, a certificate executed by a duly authorized signatory of Purchaser, dated as of the Closing Date, certifying that each of the conditions set forth in Section 6.2(a) has been satisfied , and that, to the knowledge of Purchaser, the condition set forth in Section 6.2(c) has been satisfied; and

(iii) to Seller, duly executed counterparts to each Transaction Document to which it is a party.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

AND COVENANTS; INDEMNIFICATION

Section 8.1 General Survival.

(a) The covenants and agreements of Seller and Purchaser contained in this Agreement or in any other Transaction Document that by their terms apply or are to be performed in whole or in part after the Closing Date (“Post-Closing Covenants”) shall survive the Closing Date.

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(b) The representations and warranties of Seller contained in this Agreement or in any other Transaction Document, and the indemnity obligations related thereto, shall survive and continue until the date that is eighteen (18) months from the Closing Date (the “Expiration Date”), except that:

(i) the representations and warranties, and the indemnity obligations related thereto, set forth in Section 2.1(a) (Organization and Qualification), Section 2.2 (Authority), Section 2.7(a) (Title), Section 2.9 (Employee Benefits), Section 2.14 (Taxes) and Section 2.20 (Brokers) (the “Fundamental Representations”) and any claim of fraud or intentional misrepresentation with respect to this Agreement or any of the other Transaction Documents shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus thirty (30) days (the “Specified Claims Expiration Date”);

(ii) the representations and warranties contained in Section 2.7(b) (Sufficiency), Section 2.12 (Environmental Representations) or Section 2.13 (Intellectual Property) (collectively, the “Extended Representations”), and the indemnity obligations related thereto, shall survive and continue until the date that is thirty-six (36) months from the Closing Date (the “Extended Expiration Date”); and

(iii) if, in accordance with this Article, (A) any Indemnification Claims arising from any inaccuracy in or breach of any representations and warranties other than the Fundamental Representations or the Environmental Representations are asserted prior to the Expiration Date; (B) any Indemnification Claims arising from any inaccuracy in or breach of any Fundamental Representations or breach of any Post-Closing Covenant are asserted prior to the Specified Claims Expiration Date; (C) any Indemnification Claims arising from any inaccuracy in or breach of any Extended Representation are asserted prior to the Extended Expiration Date or (D) any claims of fraud or intentional misrepresentation are asserted at any time after the date hereof, such Indemnification Claims shall continue until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on Seller and Purchaser in accordance with this Article.

Section 8.2 Indemnification.

(a) Indemnification by Seller. Subject to Section 8.1 (General Survival) and the other provisions of this Article, from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser and its Affiliates and Representatives (collectively, the “Purchaser Indemnitees”), from and against and in respect of any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by any Purchaser Indemnitee by reason of:

(i) any inaccuracy in or breach of any representation or warranty of Seller contained in Article II of this Agreement (provided that for the sole purpose of determining Losses (and not for determining whether or not any breaches or representations of warranties have occurred), the representations and warranties of Seller shall not be deemed qualified by reference to materiality or to Material Adverse Effect);

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(ii) any breach by Seller of any covenant or agreement contained in this Agreement;

(iii) any and all Excluded Liabilities; and

(iv) any noncompliance with applicable bulk sales or fraudulent transfer Laws in connection with the Transactions.

(b) Indemnification by Purchaser. Subject to Section 8.1 (General Survival) and the other provisions of this Article, from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors and employees (collectively, the “Seller Indemnitees”), from and against and in respect of any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by any Seller Indemnitee by reason of:

(i) any breach by Purchaser of any covenant or agreement contained in this Agreement;

(ii) any and all Assumed Liabilities; and

(iii) any inaccuracy in or breach of any representation or warranty of Seller contained in Article III of this Agreement (provided that for the sole purpose of determining Losses (and not for determining whether or not any breaches or representations of warranties have occurred), the representations and warranties of Purchaser shall not be deemed qualified by reference to materiality);

(c) Limitations.

(i) Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnitee shall be entitled to indemnification for any Losses arising solely from a claim for indemnification pursuant to subsection (a)(i) above until the aggregate amount of all Losses under all claims of all Purchaser Indemnitees for all such breaches shall exceed One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) (the “Basket”), at which time all Losses incurred shall be subject to indemnification hereunder (subject to subsection (c)(ii) below) including the amount of the Basket. Notwithstanding anything to the contrary in this Agreement (but subject to the proviso in this sentence), Seller’s aggregate Liability for indemnification pursuant to subsection (a)(i) above shall not exceed Sixteen Million Two Hundred and Fifty Thousand Dollars ($16,250,000); provided, however, that notwithstanding the foregoing, the limitations set forth above in this subsection shall not apply with respect to any claim for indemnification based on fraud, intentional misrepresentation, or any inaccuracy in or breach of any Fundamental Representation, for which Seller’s Liability for indemnification, together with any Liability otherwise pursuant to subsection (a)(i), pursuant to subsections (a)(ii) through (a)(iv) and the immediately following proviso, shall not exceed the Purchase Price, unless the claim is of fraud or intentional misrepresentation, in which case it is not limited, provided further that notwithstanding the foregoing, the limitations set forth above in this subsection shall not apply with respect to any claim for indemnification based on any inaccuracy in or breach of the representations contained in Section 2.7(b), for which Seller’s Liability for

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indemnification, together with any Liability otherwise pursuant to subsection (a)(i) and the immediately preceding proviso, shall not exceed Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000).

(ii) Seller’s Liability for indemnification pursuant to subsections (a)(ii) through (iv), together with any Liability for indemnification pursuant to subsection (a)(i), in the aggregate, shall not exceed the Purchase Price, unless the claim is of fraud or intentional misrepresentation, in which case it is not limited.

(iii) A Purchaser Indemnitee’s right to indemnification under this Article based on any inaccuracy in or breach of any representation or warranty in Article II (which constitute the only representations and warranties made by Seller in connection with the Purchased Assets, the Assumed Liabilities and the Business) shall not be diminished or otherwise affected in any way as a result of such Purchaser Indemnitee’s knowledge of such inaccuracy, breach or untruth as of the date hereof, regardless of whether such knowledge exists as a result of the Purchaser Indemnitee’s investigation or as a result of disclosure by Seller or any of its Affiliates, unless such disclosures were set forth in this Agreement or in any applicable Schedule hereto.

(iv) The amount of any Losses for which indemnification is provided under this Article shall be net of the amounts of any insurance proceeds which an Indemnitee actually receives with respect to any such Losses (net of cost or recovery, deductibles and premium increases). For the avoidance of doubt, in no event shall Seller have any Liability to any Purchaser Indemnitee for the same Losses under more than one provision of this Article VIII.

(v) Each party shall take all reasonable steps to mitigate any of its Losses, including evaluation of any insurance policies and other collateral sources that would reasonably be applicable to such Loss.

(vi) Notwithstanding any other provision of this Agreement, Seller and its Affiliates shall not be responsible for, or have an indemnification obligation with respect to, any Taxes (other than those allocated to Seller and its Affiliates in Section 5.4(a) and Section 5.4(b)) imposed on Purchaser or any of its Affiliates arising from or attributable to Purchaser’s operation of the Business or the use or ownership of the Purchased Assets or Seller Licensed Intellectual Property in a Post-Closing Tax Period.

(vii) Notwithstanding any other provision of this Agreement, Seller shall have no Liability under this Article to any Purchaser Indemnitee for a breach of Section 2.18(b) to the extent that the Losses that result from such breach constitute warranty obligations that are Excluded Liabilities and that are subject to Section 5.9 and are actually paid by Seller to Purchaser pursuant to Section 5.9.

Section 8.3 Third Party Actions.

(a) If Purchaser becomes aware of a third party Action that Purchaser believes, in good faith, may result in a claim of indemnification for a Purchaser Indemnitee

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under this Article (a “Purchaser Indemnification Claim”), other than a Purchaser Indemnification Claim relating to any Excluded Liability, Purchaser shall promptly notify Seller of such Action, shall conduct the defense of such Action and shall, to the extent reasonably requested by Seller from time to time, give updates as to the status of such Action. Seller shall be entitled to participate in any such defense at its sole cost and expense. Purchaser shall seek the prior written consent of Seller (which consent may be withheld, conditioned or delayed by Seller in its sole discretion) in connection with Purchaser’s agreement to any settlement or compromise of any such third party Action. Any such written consent by Seller shall represent the agreement of Seller that the Losses incurred in connection therewith shall be indemnifiable hereunder. In the event that Purchaser shall fail to obtain such written consent of Seller, Purchaser may agree to any such settlement or compromise, and may make a Purchaser Indemnification Claim therefor, but the resolution of such claim (including whether and to what extent Purchaser or any other Indemnitee is entitled to indemnification under this Agreement for such Purchaser Indemnification Claim) shall remain subject to this Article.

(b) If Purchaser becomes aware of a third party Action that Purchaser believes, in good faith, may result in a Purchaser Indemnification Claim relating to any Excluded Liability, Purchaser shall promptly notify Seller of such Action. Seller shall conduct the defense of such Action and shall, to the extent reasonably requested by Purchaser from time to time, give updates as to the status of such Action. Purchaser shall be entitled to participate in any such defense at its sole cost and expense. Seller may agree to any settlement or compromise of any such third party Action in its sole discretion, so long as such settlement or compromise (A) does not obligate any Purchaser Indemnitee to take or refrain from taking any action and (B) provides for a complete release of the Purchaser Indemnitee by such third party. Any such settlement or compromise by Seller shall represent the agreement of Seller that the Losses incurred in connection therewith shall be indemnifiable hereunder.

(c) If Seller becomes aware of a third party Action that Seller believes, in good faith, may result in a claim of indemnification for a Seller Indemnitee under this Article (a “Seller Indemnification Claim”) relating to any Assumed Liability, Seller shall promptly notify Purchaser of such Action. Purchaser shall conduct the defense of such Action and shall, to the extent reasonably requested by Seller from time to time, give updates as to the status of such Action. Seller shall be entitled to participate in any such defense at its sole cost and expense. Purchaser may agree to any settlement or compromise of any such third party Action in its sole discretion, so long as such settlement or compromise (A) does not obligate any Seller Indemnitee to take or refrain from taking any action and (B) provides for a complete release of the Seller Indemnitee by such third party. Any such settlement or compromise by Purchaser shall represent the agreement of Purchaser that the Losses incurred in connection therewith shall be indemnifiable hereunder.

(d) If Seller becomes aware of a third party Action that Seller believes, in good faith, may result in a Seller Indemnification Claim other than a Seller Indemnification Claim relating to any Assumed Liability, Seller shall promptly notify Purchaser of such Action. Purchaser shall have the right (exercisable within fifteen (15) Business Days of receipt by Purchaser of Seller’s notice), but not the obligation to conduct the defense thereof. The party conducting such defense (the “Defending Party”) shall, to the extent reasonably requested by the

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other party from time to time, give updates as to the status of such Action. The party not conducting such defense shall be entitled to participate in any such defense at its sole cost and expense. The Defending Party may agree to any settlement or compromise of any such third party Action in its sole discretion, so long as such settlement or compromise (A) does not obligate any Indemnitee to take or refrain from taking any action and (B) provides for a complete release of the Indemnitee by such third party. If Purchaser is the Defending Party, any such settlement or compromise by Purchaser shall represent the agreement of Purchaser that the Losses incurred in connection therewith shall be indemnifiable hereunder.

Section 8.4 Indemnification Procedures.

(a) In the event that an Indemnitee seeks a recovery in accordance with the terms of this Article, in respect of a Purchaser Indemnification Claim or Seller Indemnification Claim (as applicable, an “Indemnification Claim”), Purchaser (on behalf of such other Purchaser Indemnitee, if applicable) or Seller (on behalf of such other Seller Indemnitee, if applicable) shall deliver a written notice (a “Claim Notice”) to Seller or Purchaser (such party obligated to provide indemnification under this Article, the “Indemnifying Party”), as the case may be. Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) state the aggregate Dollar amount of Losses to which such Indemnitee is entitled to indemnification pursuant to this Article that have been incurred, or a good faith estimate of the aggregate Dollar amount of such Losses reasonably expected to be incurred, by such Indemnitee pursuant to such Indemnification Claim (the “Claim Amount”).

(b) If the Indemnifying Party wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection to Purchaser (on behalf of any Purchaser Indemnitee) or Seller (on behalf of any Seller Indemnitee), as the case may be, within twenty (20) Business Days after receipt by the Indemnifying Party of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following receipt by Purchaser or Seller, as the case may be, of the Indemnifying Party’s written objection, if any, Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) or Seller (on behalf of any other Seller Indemnitee, if applicable), as the case may be, and the Indemnifying Party shall promptly, and within ten (10) Business Days, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such written objection. If the parties should so agree, (i) a memorandum setting forth such agreement shall be prepared and executed by Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) or Seller (on behalf of any other Seller Indemnitee, if applicable), as the case may be, and the Indemnifying Party and (ii) with respect to any Purchaser Indemnification Claim, as promptly as practicable and within ten (10) Business Days following execution of such memorandum, subject to subsection (d) below and Section 8.2(c) (Indemnification), the Indemnifying Party shall pay to Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) in cash the aggregate Dollar amount of Losses payable to Purchaser (or such other Purchaser Indemnitee, if applicable) pursuant to such memorandum and (iii) with respect to any Seller Indemnification Claim, as promptly as practicable and within ten (10) Business Days following execution of such memorandum, subject to subsection (d) below, Purchaser shall pay the Claim Amount to Seller (on behalf of any other

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Seller Indemnitee, if applicable) in cash the aggregate Dollar amount of Losses payable to Seller (or such other Seller Indemnitee, if applicable) pursuant to such memorandum. In the event that the parties do not prepare and sign such a memorandum or such memorandum does not address in full the written objections timely delivered, within twenty (20) Business Days of receipt by Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) or Seller (on behalf of any other Seller Indemnitee, if applicable), as the case may be, from the Indemnifying Party of the written objection, then Purchaser or Seller, as the case may be, may commence an Action to resolve such dispute and enforce its rights with respect thereto in any court available therefor.

(c) If Purchaser or Seller, as the case may be, does not receive a response from the Indemnifying Party with respect to any Indemnification Claim set forth in a Claim Notice by the end of the twenty (20) Business Day period referred to in subsection (b) above, (i) the Indemnifying Party shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable hereunder and (ii) with respect to any Purchaser Indemnification Claim, as promptly as practicable and within five (5) Business Days following expiration of such period, subject to subsection (d) below and Section 8.2(c) (Indemnification), Seller shall pay the Claim Amount to Purchaser, or (iii) with respect to any Seller Indemnification Claim, as promptly as practicable and within five (5) Business Days following expiration of such period, subject to subsection (d) below, Purchaser shall pay the Claim Amount to Seller. If not paid, Purchaser or Seller, as the case may be, may seek enforcement of the obligation with respect to the Indemnification Claim in any court available therefore in accordance with the terms of Section 10.6 (Submission to Jurisdiction) and Section 8.2(c) (Indemnification).

(d) Any amount payable by the Indemnifying Party to Purchaser or Seller, as the case may be, pursuant to subsection (b) or (c) above shall be paid promptly (but in no event later than five (5) Business Days after the applicable payment obligation accrues) by the Indemnifying Party by wire transfer of Dollars in immediately available funds to such account or accounts as may be designated in writing by Purchaser or Seller, as the case may be. Any amounts paid to Purchaser or Seller, as the case may be, in respect of any Indemnification Claim asserted on behalf of an Indemnitee other than Purchaser or Seller, as the case may be, shall be received by Purchaser or Seller, as the case may be, on behalf of such other Indemnitee.

Section 8.5 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, except as expressly provided otherwise, this Article shall be the sole and exclusive remedy of the Indemnitees from and after the Closing Date for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation or warranty; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to seek specific performance or injunctive relief, or any right or remedy arising by reason of any claim of fraud or intentional misrepresentation with respect to this Agreement.

Section 8.6 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article as an adjustment to the Purchase Price for all applicable tax purposes, including for U.S. federal income tax and for state tax purposes.

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ARTICLE IX

TERMINATION

Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller, if the Closing shall not have occurred on or before May 19, 2012 or such other date that Purchaser and Seller may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this subsection shall not be available to Seller if a breach of this Agreement by Seller has resulted in the failure of the Closing to occur before the Termination Date; and provided further, that the right to terminate this Agreement under this subsection shall not be available to Purchaser if the breach of this Agreement by Purchaser has resulted in the failure of the Closing to occur before the Termination Date;

(c) by either Purchaser or Seller, if any Law preventing the consummation of the Transactions shall have become final and nonappealable;

(d) by Purchaser, if there shall be any temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or other restraint or prohibition of any U.S. Governmental Entity, which would (i) prohibit, limit or restrict Purchaser’s ownership, conduct or operation of any portion of the Business or the Purchased Assets following the Closing or (ii) compel Purchaser to dispose of or hold separate all or any portion of the business or assets of Purchaser or any of its Subsidiaries or Affiliates or the Purchased Assets or Seller Licensed Intellectual Property as a result of this Agreement or the Transactions;

(e) by Purchaser, if (i) Seller shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within fifteen (15) Business Days after receipt by Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 (Conditions to Obligations of Purchaser) to be satisfied, or (ii) Seller shall have materially breached Section 4.5 (Exclusivity); or

(f) by Seller, if Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within fifteen (15) Business Days after receipt by Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.2 (Conditions to Obligations of Seller) to be satisfied.

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The party seeking to terminate this Agreement pursuant to this Section (other than subsection (a)) shall give written notice of such termination to the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 (Termination), this Agreement shall be of no further force and effect and there shall be no Liability or obligation on the part of Purchaser, Seller or their respective officers, directors, stockholders, Affiliates or Representatives; provided, however, that (a) the provisions of this Section 9.2, Article X (Miscellaneous), Section 4.3(c) (Reasonable Efforts), Section 5.1 (Confidentiality), Section 5.2 (Public Announcements) and the CNDA shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment; Successors. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement and the other Transaction Documents (except for the Intellectual Property Agreement) may not be assigned by operation of Law or otherwise; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder. Any purported assignment of this Agreement in contravention of this Section shall be null and void and of no force or effect. Subject to the preceding sentences of this Section, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Transaction Document (except for the Intellectual Property Agreement), the terms of this Agreement shall govern.

Section 10.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions shall be consummated as originally contemplated to the fullest extent possible.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) if by facsimile, upon electronic confirmation of receipt by facsimile, provided that a copy of such notice or other communication is promptly mailed by registered or certified mail, return receipt requested, postage prepaid, following the transmission of such facsimile, (iii) on the first (1st)

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Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (iv) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In addition to the requirements of the immediately foregoing sentence, a copy (which copy shall not constitute notice) of all notices and other communications hereunder shall be sent by email, with the subject line “Project Eucalyptus Notice.” All notices hereunder shall be delivered to the addresses set forth below:

(a)	if to Purchaser:

Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA 95054
Attention:	Marty Linné
Kate Merrill
Fax:	(408) 653-8050
Email:	Marty.M.Linne@intel.com
Kate.Merrill@intel.com

with a copy to (which copy shall not constitute notice):
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94109
Attention:	Robert S. Townsend
Eric T. McCrath
Fax:	(415) 268-7522
Email:	rtownsend@mofo.com
emccrath@mofo.com

(b)	if to Seller:

QLogic Corporation
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656
Attention: Vice President, General Counsel and Secretary
Fax: (949) 389-6488
Email:	michael.hawkins@qlogic.com

with a copy to (which copy shall not constitute notice):

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, CA 92660
Attention:	Gary J. Singer, Esq.
Jeff Cislini, Esq.
Fax:	(949) 823-6994
Email:	gsinger@omm.com
jcislini@omm.com

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or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.4 Attorneys’ Fees. In the event an Action is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in an amount to be fixed by the court.

Section 10.5 Governing Law. This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof.

Section 10.6 Submission to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware, and the federal courts of the U.S. sitting in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, the Transaction Documents and of the documents referred to in this Agreement and the Transaction Documents, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement of this Agreement, the Transaction Documents or of any such other document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, any Transaction Document or any such other document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.3 (Notices) as permitted by Applicable Law, shall be valid and sufficient service thereof.

Section 10.7 Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules are references to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. The word “or” shall not be limiting or exclusive. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day shall instead be take on the next Business Day. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Any capitalized terms used in any Annex, Exhibit, Schedule or other Transaction Document but not otherwise defined therein shall have the meaning as defined in this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

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Section 10.8 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein in Section 8.2 (Indemnification), nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.9 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

Section 10.10 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties at any time in the manner provided in the following sentence. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties.

Section 10.11 Specific Performance. The parties hereby acknowledge and agree that it may cause irreparable injury to the other party or parties if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, for which damages, even if available, may not be an adequate remedy. Accordingly, each party agrees that the other party or parties shall have the right to seek injunctive relief by any court of competent jurisdiction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 10.12 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by any other party.

Section 10.13 Waivers. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

Section 10.14 No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

INTEL CORPORATION

By:	/s/ Arvind Sodhani
Name:	Arvind Sodhani
Title:	President Intel Capital; EVP Intel Corporation

QLOGIC CORPORATION

By:	/s/ Simon Biddiscombe
Name:	Simon Biddiscombe
Title:	President and Chief Executive Officer

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ANNEX A

CERTAIN DEFINITIONS

For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“Accounts Receivable” means trade accounts receivable and other rights to payment (whether current or non-current) owed to Seller or any of its Subsidiaries and any other account or note receivable of Seller or its Subsidiaries, together with, in each case, the full benefit of any security interest of Seller or its Subsidiaries, as applicable, therein.

“Acquisition Proposal” has the meaning set forth in Section 4.5(a).

“Action” means any claim, action, cause of action, suit, demand, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 1.7(a).

“Antitrust Division” has the meaning set forth in Section 4.3(a)(i).

“Antitrust Laws” has the meaning set forth in Section 2.3(b).

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 2.17(a).

“Applicable Law” means, with respect to any Person, any Law existing as of the date hereof or as of the Closing applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

“Assigned Technology” means all Intellectual Property and Intellectual Property Rights (other than Patents, registered Trademarks, applications to register Trademarks, and Domain Names that are registered, recorded or filed with a Governmental Entity) (a) that are necessary for or primarily related to the Business as currently conducted and owned by Seller or any of its Subsidiaries, (b) that were transferred to Seller or any of its Subsidiaries pursuant to the Silverstorm Acquisition or the Pathscale Acquisitions; or (c) are set forth in Schedule A-1.

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“Assumed Contracts” has the meaning set forth in Section 1.1(a).

“Assumed Lease” has the meaning set forth in Section 4.8(a).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Basket” has the meaning set forth in Section 8.2(c)(i).

“Business” means the business of Seller or any of its Affiliates constituting the research, development, design, manufacture, assembly, testing, marketing, qualification, distribution, fulfillment, sale, licensing, delivery, provision, configuration, installation, service, obtaining intellectual property protection for, and other commercialization of Seller Products.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in both Santa Clara, California, and New York, New York, between the hours of 8:00 a.m. and 5:00 p.m. local time.

“Business Employee” means any Employee whose employment or service primarily relates to the Business or the Purchased Assets.

“Cash” means all cash, cash equivalents and publicly traded or liquid securities held by Seller and its Subsidiaries.

“Claim Amount” has the meaning set forth in Section 8.4(a).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 7.1.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Inventory Value” has the meaning set forth in Section 1.5(c).

“CNDA” has the meaning set forth in Section 5.1(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consents” means consents, assignments, Permits, Orders, certification, concession, franchises, approvals, authorizations, registrations, filings, registrations, waivers, declarations or filings with, of or from any Governmental Entity, parties to Contracts or any third Person.

“Contaminants” has the meaning set forth in Section 2.13(p).

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“Contract” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyrights” means copyrights and all other rights with respect to Works of Authorship and Mask Works and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Covered Persons” has the meaning set forth in Section 5.8(a).

“Databases” means databases and other compilations and collections of data or information.

“DCSG” has the meaning set forth in Section 5.8(c).

“Defending Party” has the meaning set forth in Section 8.3(d).

“Divestiture” has the meaning set forth in Section 4.3(b).

“Dollars” means the currency of the U.S. dollar, and all references to monetary amounts herein shall be in Dollars unless otherwise specified herein.

“Domain Names” means Internet domain names and uniform resource locators.

“Employee” means any current or former employee, consultant, advisor, independent contractor, agent, officer, director or other service provider of Seller or its Subsidiaries.

“Employee Plans” has the meaning set forth in Section 2.9(a).

“Employment Agreements” has the meaning set forth in the Recitals.

“Employment Arrangement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller, its Subsidiaries or any of their ERISA Affiliates and any Employee, or with respect to which Seller, its Subsidiaries or any of their ERISA Affiliates has or may have any Liability.

“Encumbrance” means any charge, claim, mortgage, lien, option (including any right to acquire, right of pre-emption or conversion), pledge, hypothecation, security interest, title retention, easement, encroachment, right of first refusal or negotiation, adverse claim or restriction of any kind, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing.

“Environmental Law” means any Laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, health, safety

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or natural resources; or (iv) the European Union’s Directives on the Restriction of Hazardous Substances (RoHS), Waste Electrical and Electronic Equipment (WEEE), and similar product stewardship laws.

“Environmental Permit” has the meaning set forth in Section 2.12(b).

“ERISA” has the meaning set forth in Section 2.9(a)(i).

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with Seller or any of its Subsidiaries and that, together with Seller or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Rate” means the exchange rate of the relevant currency as determined by Bloomberg L.P. on its website at http://www.bloomberg.com/markets/currencies/ as published on the relevant date at 5:00 p.m. Pacific Standard Time, or if the relevant date is not a Business Day, on the last Business Day prior to the relevant date.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Expiration Date” has the meaning set forth in Section 8.1(b).

“Extended Expiration Date” has the meaning set forth in Section 8.1(b)(ii).

“Extended Representations” has the meaning set forth in Section 8.1(b)(ii).

“FTC” has the meaning set forth in Section 4.3(a)(i).

“Fundamental Representations” has the meaning set forth in Section 8.1(b)(i).

“GAAP” has the meaning set forth in Section 2.5(a).

“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that are currently active in performance with (i) any Governmental Entity; (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Officials” has the meaning set forth in Section 2.17(b).

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental

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authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign, including any securities exchange.

“Group” has the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder and related case law.

“Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

“HSR Act” has the meaning set forth in Section 2.3(b).

“Immigration Rights” means the rights, duties and Liabilities of Seller and its Subsidiaries related to the immigration status of the Business Employees.

“Improvements” means, with respect to any real property, all buildings, structures, facilities and other improvements now or hereafter located on such real property.

“Inbound License Agreement” means any Contract pursuant to which a third party has granted or agreed to grant to Seller or any of its Subsidiaries any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity or other right with respect to, any such third party’s Intellectual Property or Intellectual Property Rights, which right remains in effect as of the effective date of this Agreement and which right is as of the effective date of this Agreement practiced in the Business, and any Contract pursuant to which any third-party Intellectual Property or Intellectual Property Rights are incorporated into or embodied in any Seller Products.

“Indebtedness” means the sum of the following, whether or not contingent or due and payable: (i) indebtedness of Seller or any of its Subsidiaries for borrowed money; (ii) obligations of Seller or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of Seller or any of its Subsidiaries in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (iv) obligations of Seller or any of its Subsidiaries to pay the deferred and unpaid purchase price of property or services, which purchase price is due after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) capitalized lease obligations of Seller or any of its Subsidiaries; (vi) indebtedness of third parties which is either guaranteed by Seller or any of its Subsidiaries or secured by an Encumbrance on the assets of Seller or any of its Subsidiaries; (vii) any payments to be made by Seller or its Subsidiaries in connection with the acquisition of any entity by way of by merger,

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consolidation, or acquisition of stock or assets or any other business combination; (viii) any overdue accounts payable of Seller or any of its Subsidiaries; (ix) amounts otherwise required by GAAP to be reflected on a balance sheet; and (x) all accrued interest on any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include (A) Transaction Expenses or (B) accounts payable not yet due, trade payables and similar Liabilities or accruals that do not represent indebtedness for borrowed money and are incurred in the ordinary course of business consistent with past practice.

“Indemnification Claim” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indemnitees” means Purchaser Indemnitees and Seller Indemnitees.

“Independent Accounting Firm” has the meaning set forth in Section 1.5(f).

“Intellectual Property” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Works of Authorship; (vi) Mask Works; (vii) Databases; (viii) Trademarks; (ix) Domain Names; (x) Trade Secrets; (xi) general intangibles of like nature; and (xii) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Agreement” means the agreement attached hereto as Exhibit E.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to Domain Names, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (x) any rights equivalent or similar to any of the foregoing.

“International Plans” has the meaning set forth in Section 2.9(g).

“Inventory” means Seller’s and its Subsidiaries’ inventory held for sale, and all of Seller’s and its Subsidiaries’ raw materials, work in process, finished products, supply and packaging items and similar items, including, any obsolete and excess inventory, in each case, wherever the same may be located, and, in each case, that are primarily used or held for use in the conduct of the Business.

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“Inventory Statement” has the meaning set forth in Section 1.5(c).

“IRS” has the meaning set forth in Section 1.7(a).

“Key Employees” has the meaning set forth in the Recitals.

“Knowledge of Seller” or any similar phrase means, with respect to any fact or matter, the knowledge, after reasonable inquiry, of the individuals set forth on Schedule A-2.

“Later Identified Asset” has the meaning set forth in Section 5.5(b).

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree, writ, Order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Lease” or “Leases” has the meaning set forth in Section 2.11(b)(i).

“Leased Real Property” means all real property primarily related to the Business leased, subleased or licensed to Seller or any of its Subsidiaries or which Seller or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Local Purchase Price” means the purchase price payable under a Local Sale and Purchase Agreement.

“Local Sale and Purchase Agreement” means any asset sale and purchase agreement, or similar type of agreement, in a form to be agreed upon by Purchaser and Seller (each acting reasonably and in good faith), for the sale and purchase of assets in a jurisdiction other than the U.S. that Purchaser determines (acting reasonably and in good faith) is necessary or desirable for the consummation of the Transactions.

“Losses” means any and all deficiencies, judgments, settlements, Actions, assessments, Liabilities, losses, damages (whether direct, indirect, incidental or consequential), fines, penalties, costs, expenses (including legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any and all Actions, assessments, judgments or appeals, and in seeking indemnification therefor, and interest on any of the foregoing to the extent that interest is awarded thereon.

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“made available” (or words of similar import) means that, on or before 5:00 p.m. Pacific time on the third (3rd) Business Day immediately preceding the date of this Agreement, Seller has posted complete and correct copies of such materials to the virtual data room managed by Seller, provided that Purchaser shall have been granted access to such virtual data room prior to such time in connection with the Transactions.

“Mask Works” means mask works, layouts, topographies and other design features with respect to integrated circuits.

“Material Adverse Effect” means any event, circumstance, occurrence, change, effect or fact, or group of any of the foregoing, that (x) would prevent, materially delay or materially impede the consummation of the Transactions or (y) results in, or would reasonably be expected to result in, a material adverse effect on, or a material adverse change in the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of, the Business, taken as a whole, except to the extent that any such event, circumstance, occurrence, change, effect or fact, or group of any of the foregoing, directly results from (i) changes in general economic conditions (provided that such changes do not affect the Business in a disproportionate manner as compared to the Business’ competitors), (ii) changes generally affecting the industry in which the Business operates (provided that such changes do not affect the Business in a disproportionate manner as compared to the Business’ competitors), (iii) any acts of terrorism, military action or war (provided that such acts do not affect the Business in a disproportionate manner as compared to the Business’ competitors), (iv) changes in Applicable Law or GAAP generally affecting the industry in which the Business operates, (v) natural disasters or acts of God (provided that such changes do not affect the Business in a disproportionate manner as compared to the Business’ competitors), or (vi) the announcement of the Transactions or the pendency of any investigation relating to the Transactions.

“Material Contracts” has the meaning set forth in Section 2.15(a).

“Multiemployer Plan” has the meaning set forth in Section 2.9(c).

“Multiple Employer Plan” has the meaning set forth in Section 2.9(c).

“Non-Competition Agreements” has the meaning set forth in the Recitals.

“Non-Transferable Asset” has the meaning set forth in Section 1.8(a).

“Non-U.S. Consignment Inventory” has the meaning set forth in Section 5.11(b).

“Non-U.S. Consignment Stocks” has the meaning set forth in Section 5.11(b).

“Notice of Disagreement” has the meaning set forth in Section 1.5(d).

“Open Source Technology” means Software or other subject matter that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative, including any license that requires source code to be made available in connection with any license, sublicense or distribution of such Software.

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“Order” means any writ, judgment, decision, decree, award, order, injunction, ruling or similar order of any federal, state or local court or Governmental Entity, in each case that is preliminary or final.

“Outbound License Agreement” means any Contract pursuant to which Seller or any of its Subsidiaries has: (1) granted or agreed to grant to any third party any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity or other right, in each case which is in effect as of the effective date of this Agreement, with respect to, any Seller Assigned Intellectual Property; or (2) provided any guarantee, warranty or indemnity to any third party with respect to non-infringement of any Intellectual Property Rights in connection with the Business which is in effect as of the effective date of this Agreement, including in relation to any Seller Products, not in the ordinary course of business.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with (x) all divisionals, continuations, continuations-in-part, and foreign counterpart applications related to the foregoing, (y) all Patents, including foreign counterpart Patents, issuing on any Patent applications included in any of the foregoing, and (z) all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

“PathScale” means PathScale, Inc., a Delaware corporation, and its Subsidiaries.

“PathScale Acquisition” means the merger of a wholly owned Subsidiary of Seller with and into PathScale, pursuant to that certain Merger Agreement dated as of February 16, 2006, with PathScale surviving the merger as a wholly owned Subsidiary of Seller.

“Permits” means all licenses, permits, franchises, approvals, certificates, waivers, concessions, exemptions, variances, Orders, certificates of occupancy, registrations, notices, authorizations or consents of, or filings with, any Governmental Entity or any other Person.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith; (ii) Encumbrances of landlords and Liens of carriers, warehousemen, mechanics and materialmen arising in the ordinary course of business consistent with past practice securing payments not yet due and payable; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (iv) non-exclusive licenses to Seller Assigned Intellectual Property or Seller Products granted to resellers, distributors, customers or end-users to enable their sale, distribution or use of Seller Products in the ordinary course of business; (v) Encumbrances of record identified in any title reports delivered to Purchaser by Seller which Encumbrances (x) are not for an ascertainable monetary value, (y) are not attributable to the period of ownership of Seller, its Subsidiaries and their predecessors, or (z) do not individually or in the aggregate materially affect the use of the properties or assets subject thereto or otherwise impair the business operations of Seller and its Subsidiaries thereat; and (vi) Encumbrances identified in Section 2.7(a)(ii) of the Seller Disclosure Schedule.

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“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Personal Property” means the machinery, equipment, networking equipment, personal computers, tools, telephone numbers, motor vehicles, furniture, furnishings, fixtures, leasehold improvements, office equipment, Inventory, supplies, plant, spare parts, and all other tangible personal property used in, held for use in, or primarily related to the Business.

“Post-Closing Covenants” has the meaning set forth in Section 8.1(a).

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Property Tax” has the meaning set forth in Section 5.4(a).

“Purchase Orders” has the meaning set forth in Section 1.1(m).

“Purchase Price” has the meaning set forth in Section 1.5(a).

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchased Inventory” has the meaning set forth in Section 1.1(d).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Employer” has the meaning set forth in Section 5.3(a).

“Purchaser Indemnification Claim” has the meaning set forth in Section 8.3(a).

“Purchaser Indemnitees” has the meaning set forth in Section 8.2(a).

“Registered Intellectual Property” means any Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names that are registered, recorded or filed with a Governmental Entity.

“Registered Seller Intellectual Property” means (a) the Registered Intellectual Property other than Copyrights and applications to register Copyrights owned by Seller or any of its Subsidiaries and listed on Schedule 1.1(e) and (b) with respect to the Patents in (a), (x) all divisionals, continuations, continuations-in-part, and foreign counterpart applications related to the foregoing, (y) all Patents, including foreign counterpart Patents, issuing on any Patent applications included in any of the foregoing, and (z) all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, in each case that are owned by Seller or any of its Subsidiaries.

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“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent (5%) of the outstanding equity or ownership interests of such specified Person. For the purposes of this definition, “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Related Subsidiaries” has the meaning set forth in Section 2.1(b).

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, counsel, advisors, auditors, agents, consultants, bankers and other representatives.

“Required Approvals” has the meaning set forth in Section 6.1(b).

“Required Third Party Consents” has the meaning set forth in Section 6.1(c).

“Retention Bonus Pool” has the meaning set forth in Exhibit B.

“Seller” has the meaning set forth in the Preamble.

“Seller Assigned Intellectual Property” means the Registered Seller Intellectual Property and the Assigned Technology.

“Seller Disclosure Schedule” has the meaning set forth in the introduction to Article II.

“Seller Employee Liabilities” means any and all Liabilities, whenever or however arising, including all costs and expenses relating thereto arising under Contract, Law, Permit, or Action before any Governmental Entity, Order or any award of any arbitrator of any kind, but excluding all Immigration Rights, relating to any Employee Plan, Employment Arrangement or otherwise relating to an Employee and his or her service or employment with Seller, its Subsidiaries or any of their ERISA Affiliates.

“Seller Financial Statements” has the meaning set forth in Section 2.5(a).

“Seller Indemnification Claim” has the meaning set forth in Section 8.3(c).

“Seller Indemnitees” has the meaning set forth in Section 8.2(b).

“Seller Intellectual Property” means the Seller Assigned Intellectual Property and Seller Licensed Intellectual Property.

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“Seller License Agreements” has the meaning set forth in Section 2.13(f)(iii).

“Seller Licensed Intellectual Property” has the meaning set forth in the Intellectual Property Agreement.

“Seller Mask Works” means the Mask Works that are included in the Seller Assigned Intellectual Property.

“Seller Permits” has the meaning set forth in Section 2.4(b).

“Seller Products” means all of the products and services developed, under development, or being provided by or for Seller or any of its Affiliates related to the InfiniBand protocol and physical interconnect, and including in any case all InfiniBand host channel adapters; InfiniBand switches, including high-end multi-protocol directors, edge, and bladed switches; all QLogic 7300 Series InfiniBand adapters; QLogic 12000 Series InfiniBand switches; QLogic DDR, QDR, FDR, and EDR host or switch semiconductor devices, adapters, switches, and routers; QLogic InfiniBand Fabric Suite Software, including Fabric Manager, FastFabric Toolset, and Fabric Viewer; and all Software, including microcode, firmware, and drivers, provided with or for any of the foregoing, all cables provided with or for any of the foregoing; all predecessor products and research and development directed toward successor or substitute products to or for any of the foregoing, including all products developed or sold by SilverStorm or PathScale; components for any of the foregoing; and related Software development, system architecture, application integration, installation, configuration, inventory management and storage, support, maintenance, and warranty services related to any of the foregoing; and the licensing of Seller Assigned Intellectual Property.

“Seller Retained Business Employees” means those Business Employees who are not Transferred Employees and who remain employed by the Seller or its Subsidiaries.

“Seller Software” means the Software that is included in the Seller Intellectual Property.

“Service Providers” means Seller’s third-party service providers of technical support or on – site service support.

“Service Provider Agreement” means any agreement between a Service Provider and Seller or any of its Subsidiaries relating to the provision of technical support or on – site service support related to the Business, including Choice Logistics, Inc. and NCR Corporation.

“SIG” has the meaning set forth in Section 2.13(o).

“SilverStorm” means SilverStorm Technologies, Inc., a Delaware corporation, and its Subsidiaries.

“SilverStorm Acquisition” means the merger of a wholly owned Subsidiary of Seller with and into SilverStorm, pursuant to that certain Amended and Restated Merger Agreement dated as of October 30, 2006, with SilverStorm surviving the merger as a wholly owned Subsidiary of Seller.

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“Software” means all (i) computer programs and other software, including firmware and microcode, and including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized Databases and other computerized compilations and collections of data or information, including all data and information included in such Databases, compilations or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Specified Claims Expiration Date” has the meaning set forth in Section 8.1(b)(i).

“Subsidiary” of Seller, Purchaser or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Seller, Purchaser or any such other Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, fifty percent (50%) or more of the shares of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

“Systems” has the meaning set forth in Section 2.13(q).

“Target Closing Inventory Value” means seven million three hundred thousand Dollars ($7,300,000).

“Tax” means (i) all direct and indirect statutory, governmental, federal, provincial, state, local, municipal, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, employee-related social charges or contributions, excise, severance, stamp, occupation, premium, property, unclaimed property, escheat, windfall profits, customs, duties or other taxes, contributions, rates, levies, fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, or otherwise through operation of Law, and (iii) any Liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any written or electronic return, certificate, declaration, notice, report, statement, election, information statement and document filed or required to be filed with respect to Taxes, amendments thereof, and schedules and attachments thereto.

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“Taxing Authority” means any Governmental Entity having authority with respect to Taxes.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Top Customers” means the ten (10) largest customers of Seller and its Subsidiaries associated with the Business during the past fiscal year of Seller (in each case, based on Dollar amount of revenue recognized during such year or quarter).

“Top Distributors” means the ten (10) largest distributors of Seller and its Subsidiaries associated with the Business during the past fiscal year of Seller and during the quarter ended January 1, 2012 (in each case, based on Dollar amount of revenue recognized during such year or quarter).

“Top Suppliers” means the ten (10) largest suppliers to Seller and its Subsidiaries associated with the Business during the past fiscal year of Seller and during the quarter ended January 1, 2012 (in each case, based on Dollar amount paid to such supplier during such year or quarter).

“Trade Secrets” means information and materials that (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, product and technology designations (e.g., product code names, feature and technology names, model numbers, SKU numbers, electronic labels, identification numbers), together with all goodwill associated with any of the foregoing.

“Transaction Documents” means this Agreement, the Seller Disclosure Schedule, the CNDA, the Transition Services Agreement, the Employment Agreements, the Non-Competition Agreements, the Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit F, the Intellectual Property Agreement, an Assignment and Assumption of Lease in substantially the form attached hereto as Exhibit G for each Lease which is also a Purchased Asset, the Patent Assignment Agreement in substantially the form attached hereto as Exhibit H, the Trademark Assignment Agreement in substantially the form attached hereto as Exhibit I, the Copyright Assignment Agreement in substantially the form attached hereto as Exhibit J, each Local Sale and Purchase Agreement and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules and Exhibits hereto and thereto.

“Transaction Expenses” means all fees and expenses incurred by Seller and its Subsidiaries in connection with this Agreement and the other Transaction Documents and the Transactions, including all legal, accounting, financial advisory, investment banking, consulting fees and expenses and other like fees and expenses of third parties incurred by Seller and its Subsidiaries in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement and the other Transaction Documents and the Transactions.

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“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means any statutory, governmental, federal, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, duty, registration, value-added, gross receipts, excise, and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred or that may be payable in connection with the sale or purchase of the Purchased Assets and the Transactions.

“Transferred Employee” means each employee of Seller or its Subsidiaries who is offered and accepts compensation profiles and/or offers of employment as an employee as described in Sections 5.3(a).

“Transferred Permits” has the meaning set forth in Section 1.1(b).

“Transition Services” means the services to be provided by Seller or its Affiliates to Purchaser or its designees pursuant to the Transition Services Agreement.

“Transition Services Agreement” means the agreement in substantially the form attached hereto as Exhibit K.

“VAT” has the meaning set forth in Section 5.4(b).

“WARN Act” has the meaning set forth in Section 2.10(d).

“Works of Authorship” means Software, register-transfer level and gate-level descriptions, netlists, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

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